Execution Copy

CONTAINER APPLICATIONS INTERNATIONAL, INC.

Note Purchase Agreement

Dated as of April 30, 1998

Subordinated Secured Note

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS AND CONSTRUCTION	1
1.1 Definitions	1
1.2 Construction	11
1.3 Accounting Terms	11
ARTICLE II THE NOTE	12
2.1 Authorization and Issuance of the Note	12
2.2 Purchase and Sale of Note	12
2.3 Time and Place of Payments; Interest Rate; Payment of Principal and Interest under the Note	12
2.4 Overdue Rate	13
2.5 Computation of Interest	13
2.6 Prepayment	13
2.7 Holidays	14
2.8 Security	14
2.9 Tax Withholding	14
2.10 Calculation of Principal	14
ARTICLE III CONDITIONS TO THE PURCHASE OF THE NOTE	14
3.1 Conditions Precedent to be Satisfied at Closing Date	14
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF COMPANY	19
4.1 Due Organization	19
4.2 Organization, Standing, and Qualification	19
4.3 Requisite Power	19
4.4 Binding Agreements	20
4.5 Other Agreements	20
4.6 Litigation; Adverse Facts	20
4.7 Consents	21
4.8 Financial Condition	21
4.9 Title to Assets; Liens	21
4.10 Payment of Taxes	21
4.11 Governmental Regulation	22
4.12 Securities Activities	22
4.13 Bank Credit Agreement	22
4.14 Disclosure	22
4.15 Debt	22
4.16 Intellectual Property	23
4.17 Burdensome Agreements	23
4.18 Existing Defaults	23
4.19 Leases	23
4.20 Fire, Explosion, and Labor Disputes	24
4.21 No Partnerships	24
4.22 Employment Agreements and Relations	24
4.23 Insurance	24
4.24 Environmental Matters	24
4.25 Contracts	25
4.26 Commitments	25
4.27 No Default	25
4.28 Purchaser Documents	25
4.29 Solvency, Etc.	25
4.30 Due Diligence	26
4.31 Related Agreements	26
4.32 Third-Party Action	26
ARTICLE V AFFIRMATIVE COVENANTS OF COMPANY	26
5.1 Corporate Existence	26
5.2 Maintenance of Assets	26
5.3 Compliance with Laws	27
5.4 Senior Debt	27
5.5 Further Assurances	27
5.6 Use of Proceeds	27
5.7 Accounting Records and Inspection	27
5.8 Financial Statements and Other Information	27
ARTICLE VI NEGATIVE COVENANTS OF COMPANY	30
6.1 Financial Covenants	30
6.2 Restriction on Fundamental Changes	31
6.3 Investments	32
6.4 Conduct of Business	33
6.5 Partnerships	33
6.6 Margin Regulation	33
6.7 Shareholders' Agreement	33
ARTICLE VII EVENTS OF DEFAULT	33
7.1 Events of Default	33
7.2 Acceleration of Maturity; Rescission and Annulment	36
7.3 Suits for Enforcement	38
7.4 Modifications or Waivers Under Bank Credit Agreement	38
ARTICLE VIII SUBORDINATION	39
ARTICLE IX PURCHASER'S REPRESENTATIONS	39
9.1 Investment Representation	39
9.2 Participation in the Note	39
ARTICLE X EXPENSES AND INDEMNITIES	39
10.1 Expenses	39
10.2 Indemnity	40
ARTICLE XI MISCELLANEOUS	41
11.1 Waivers; Modifications in Writing	41
11.2 Changes in Accounting Principles	41
11.3 Confirmation	42
11.4 Notices	42
11.5 Transfers of Note	42
11.6 Headings, Date	43
11.7 Execution in Counterparts	43
11.8 Assignment and Participation	43
11.9 Governing Law	44
11.10 Severability of Provisions	44
11.11 Survival of Agreements, Representations, and Warranties	44
11.12 Setoff	44
11.13 Independence of Covenants	44
11.14 Complete Agreement	44
EXHIBITS
EXHIBIT A Form of Note	1
EXHIBIT B Form of PIK Note	1
EXHIBIT C Form of Officer's Compliance and Use of Proceeds Certificate	1
EXHIBIT D Legal Opinion of Company Counsel	1
SCHEDULES
Schedule 3.1(hh)	1
Schedule 4.28	1
Schedule 4.32	1

Container Applications International, Inc.
3 Embarcadero Center, Suite 1850
San Francisco, California 94111-3834

As of April 30, 1998

Note Purchase Agreement

Interpool, Inc.
633 Third Avenue
17th Floor
New York, New York 10017

Dear Sirs:

           Container Applications International, Inc., a Nevada corporation ("Company"), hereby agrees with you ("Purchaser") as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

           1.1   Definitions. For purposes of this Agreement, the following initially capitalized terms shall have the following meanings:

           “Accommodation Obligation” shall mean, as applied to any Person, any obligation of such Person guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to such Person) any Debt, lease, dividend, letter of credit, or other obligation (“primary obligation”) of any other Person (“primary obligor”) in any manner whether directly or indirectly, including any obligation of such Person (irrespective of whether contingent), (a) to purchase any such primary obligation or any Asset constituting direct or indirect security therefor, (b) to advance or supply funds (whether in the form of a loan, advance, stock purchase, capital contribution, or otherwise) (i) for the purchase, repurchase, or payment of any such primary obligation or any Asset constituting direct or indirect security therefor, or (ii) to maintain working capital or equity capital of the primary obligor, or to otherwise maintain the net worth, solvency, or other financial condition of the primary obligor, (c) to purchase or make payment for any Asset, securities, services, or lease, regardless of the non-delivery or non-furnishing thereof, if primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) to otherwise assure or hold harmless the owner of such primary obligation against loss in respect thereof.

           “Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purpose of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities, by contract, or otherwise.

           “Agreement” shall mean this Note Purchase Agreement between Company and Purchaser, together with all exhibits hereto.

           “Ancillary Documents” shall mean the Security Agreement and any and all other documents, agreements, or instruments other than this Agreement and the Note, which have been or are entered into on or before the Closing Date by Company and Purchaser in connection with the transactions contemplated by this Agreement, and any and all alterations, amendments, changes, extensions, modifications, revisions, restatements, or supplements to any of the foregoing.

           “Asset” shall mean any interest of a Person in any kind of property or asset, whether real, personal, or mixed real and personal, or whether tangible or intangible.

           “Bank Credit Agreement” shall mean the Fourth Restated Revolving Credit and Term Loan Agreement dated as of April 30, 1998 between Company, BankBoston, N.A., as agent, and the other banks named therein and as it may be further amended from time to time with such consent, if any, of the Noteholders as is required under the Subordination and Intercreditor Agreement.

           “Bankruptcy Code” shall mean The Bankruptcy Reform Act of 1978 (11 U.S.C. 101-1330), as amended or supplemented from time to time, and any successor statute, and any and all rules issued or promulgated in connection therewith.

           “Banks” shall mean the bank(s) or other financial institution(s) that are from time to time parties to the Bank Credit Agreement.

           “Business Day” means any day on which commercial banks are not authorized or required to close in New York, New York.

           “Capitalized Lease” shall mean any lease under which the Company or any of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

           “CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended or supplemented from time to time (by SARA or otherwise), set forth at 42 U.S.C. §§ 9601-9657, and any and all tools and regulations issued or promulgated in connection therewith.

           “Closing Date” shall mean the date of the purchase of the Note, which date shall be a Business Day.

           “Code” shall mean the Internal Revenue Code of 1986, as amended or supplemented from time to time, or any successor or superseding tax laws of the United States of America, and any and all rules and regulations issued or promulgated in connection therewith.

           “Company” shall have the meaning set forth in the introduction to this Agreement.

           “Computation Date” shall have the meaning given said term in Section 6.1(c).

           “Consolidated Adjusted Tangible Net Worth” shall mean, at any time, the Consolidated Tangible Net Worth of Company and its Subsidiaries at such time plus the outstanding amount of Subordinated Debt of Company and its Subsidiaries (excluding the current portion thereof).

           “Consolidated Net Income (or Deficit)” shall mean, with respect to Company and its Subsidiaries, the consolidated net income (or deficit) of Company and its Subsidiaries after deduction of all expenses, taxes and other proper charges, determined in accordance with GAAP, after eliminating therefrom all extraordinary nonrecurring items.

           “Consolidated Operating Cash Flow” shall mean for any period, an amount equal to (i) Consolidated Net Income (or Deficit) for such period, plus (ii) depreciation, amortization and all other noncash charges for such period, plus (iii) the principal portion of payments received by the Company from Direct Finance Leases during such period, plus in the case of credits for and minus in the case of debits for (iv) deferred taxes for such period, plus (v) all consolidated rental expenses of Company for such period under operating leases.

           “Consolidated Senior Debt” shall mean, at any time, all obligations of Company and its Subsidiaries consisting of Debt for borrowed money, the deferred purchase price of assets and in respect of Capitalized Leases minus obligations of such Persons in respect of Subordinated Debt (other than the current portion thereof) plus all Debt of such Person in respect of Rental Obligations.

           “Consolidated Tangible Net Worth” shall mean the excess of Consolidated Total Assets over Consolidated Total Liabilities, and less the sum of:

                 (a)   the total book value of all assets of the Company and its Subsidiaries properly classified as intangible assets under GAAP, including such items as goodwill, the purchase price of acquired assets in excess of the fair market value thereof (for purposes of this definition, the purchase price of new containers acquired in arm’s-length purchases from third parties shall be deemed to equal the fair market value thereof), trademarks, trade names, service marks, brand names, copyrights, patents and licenses, and rights with respect to the foregoing; plus

                 (b)  all amounts representing any write-up in the book value of any assets of the Company or its Subsidiaries resulting from a revaluation thereof subsequent to June 30, 1991, excluding adjustments to translate foreign assets and liabilities for changes in foreign exchange rates made in accordance with Financial Accounting Standards Board Statement No. 52; plus

                 (c)  to the extent otherwise includable in the computation of Consolidated Tangible Net Worth, any subscriptions receivable.

           “Consolidated Total Assets” shall mean all assets of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

           “Consolidated Total Debt Service” shall mean, as of any Computation Date, for the period specified in the applicable covenant ending on such Computation Date (the “Test Period”), the sum of (a) the principal portion of payments required to be made by the Company on Capitalized Leases during the Test Period, plus (b) without duplication, the principal portion of all payments of all Debt of the Company due and payable during the Test Period, plus (c) a fraction of the average daily outstanding amount of the Revolving Credit Loans during the Test Period, which fraction shall be, if the Computation Date is on or before December 31, 1998, one twelfth (1/12), and if the Computation Date is after December 31, 1998 one tenth (1/10), plus (d) without duplication, all required payments of the Term Loan (as defined in the Bank Credit Agreement) to be made pursuant to Section 4.3 of the Bank Credit Agreement during the period specified in the applicable covenant commencing on such Computation Date.

           “Consolidated Total Interest Expense” shall mean for any period, the aggregate amount of interest required to be paid or accrued by Company and its Subsidiaries during such period on all Debt of Company and its Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of Capitalized Leases and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money.

           “Consolidated Total Liabilities” shall mean all of the liabilities of Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP and, without duplication, all Debts of the Company and its Subsidiaries, whether or not so classified.

           “Contractual Obligation” shall mean, as applied to any Person, any provision of any security agreement entered into by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement, or other instrument to which that Person is a party or by which it or any of its owned Assets is bound or to which it or any of its owned Assets is subject.

           “Debt” shall mean all obligations, contingent and otherwise, that in accordance with GAAP should be classified upon the obligor’s balance sheet as liabilities, or to which reference should be made by footnotes thereto, including in any event and whether or not so classified: (a) all debt and similar monetary obligations, whether direct or indirect; (b) all liabilities secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (c) all Rental Obligations; and (d) all guarantees, endorsements and other contingent obligations whether direct or indirect in respect of indebtedness of others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase Debt, or to assure the owner of Debt against loss, through an agreement to purchase goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise, and the obligations to reimburse the issuer in respect of any letters of credit.

           “Debt Coverage Ratio” shall have the meaning given said term in Section 6.1(c).

           “Direct Finance Leases” shall mean leases pursuant to which Company leases containers to a lessee and (a) the terms of such lease provide that title to such containers will pass to such lessee at the end of the lease term automatically or at the option of the lessee for no additional consideration or for nominal additional consideration, or upon terms with substantially similar economic effect and (b) the interest component of the proceeds of such lease are booked on Company’s financial statements as “Income from Direct Finance Leases.”

           “Disclosure Statement” shall mean the disclosure statement dated the date hereof, executed and delivered by a Responsible Officer of Company, which sets forth information called for by, or exceptions to, the representations and warranties made by Company herein.

           “Dollars” or “$” shall mean United States of America dollars or such coin or currency of the United States of America as at the time of payment shall be legal lender for the payment of public and private debts in the United States of America.

           “Earnings Before Interest and Taxes” shall mean, for any period, an amount equal to (a) Consolidated Net Income (or Deficit) for such period, plus (b) Consolidated Total Interest Expense for such period, plus (c) income taxes for the Company and its Subsidiaries for such period.

           “Effective Date” shall have the meaning set forth in the Bank Credit Agreement.

           “Environment” shall have the meaning set forth in 42 U.S.C. § 9601(8).

           “Environmental Protection Statute” shall mean any federal or state law, statute, rule, order, determination, or regulation (including CERCLA, RCRA, and SARA) enacted in connection with or relating to the protection or regulation of the Environment, including those laws, statutes, rules, orders, determinations and regulations regulating the disposal, removal, production, storing, refining, handling, transferring, processing, or transporting of Hazardous Waste or Hazardous Substances (or similar substances), and any regulations issued or promulgated in connection with such statutes by any Governmental Agency.

           “EPA” shall mean the United States Environmental Protection Agency or any successor thereto.

           “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

           “Event of Default” shall have the meaning set forth in Article VII.

           “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended or supplemented from time to time, and any successor statute, and any and all rules and regulations issued or promulgated in connection therewith.

           “Exclusive Supply Agreement” shall mean the Exclusive Supply Agreement dated July 30, 1992 between the Company and Mitsui, as amended from time to time.

           “Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America or any successor thereto.

           “Funding Date” shall mean the date on which the Purchaser pays to the Company the purchase price for the Note, which date shall be on or before April 30, 1998.

           “GAAP” shall mean generally accepted accounting principles in the United States of America in effect on the date of this Agreement; provided, however, that all financial statements to be furnished to Purchaser after the Closing Date shall utilize such generally accepted accounting principles in effect at the time of preparation.

           “Governmental Agency” shall mean any agency, department, board, commission, district or other public organ, whether federal, state, local or foreign.

           “Hazardous Substance” shall have the meaning set forth in 42 U.S.C. § 9601(14).

           “Hazardous Waste” shall have the meaning set forth in 42 U.S.C. § 6903(5) and 40 C.F.R. § 261.3.

           “Indemnified Liabilities” shall have the meaning set forth in Section 10.2.

           “Indemnitee” shall have the meaning set forth in Section 10.2.

           “Installment Sales Contract Indemnity Clause” shall mean the indemnity clause from the Company in favor of Mitsui contained in any Installment Sales Contract, each as set forth in Schedule II of the Stock Purchase Agreement.

           “Intangible Assets” shall mean that portion of the book value of any Person’s Assets which would be treated as intangibles under GAAP, including, to the extent so treated, all items such as goodwill, trademarks, trade names, brands, trade secrets, customer lists, computer software, copyrights, patents, licenses, franchise conversion rights, and rights with respect to any of the foregoing, and all unamortized debt discount and expenses.

           “Interest Rate Protection Obligations” shall mean, with respect to any Person, any obligations of such Person under any interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, or any other similar agreements with respect to interest payable on Debt.

           “Investment” shall mean, all expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock or Debt of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under Debt), or obligations of, any Person. In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be included as an Investment all interest accrued with respect to Debt constituting an Investment unless and until such interest is paid; (c) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (d) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (b) may be deducted when paid; and (e) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

           “Leverage Ratio” shall mean, at any time, the ratio of: (a) Consolidated Senior Debt to (b) Consolidated Adjusted Tangible Net Worth.

           “Lien” shall mean any lien, mortgage, pledge, assignment (including any assignment of rights to receive payments of money), security interest, charge, or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any Capitalized Lease, and any agreement to give any security interest).

           “Maturity Date” shall mean the tenth anniversary of the Funding Date.

           “Mitsui” shall mean Mitsui Ltd. and Mitsui USA.

           “Mitsui Ltd.” shall mean Mitsui & Co., Ltd., a Japanese corporation.

           “Mitsui USA” shall mean Mitsui & Co. (U.S.A.), Inc. a New York corporation.

           “Nonrecourse Loans” shall have the meaning set forth in the Bank Credit Agreement.

           “Note” shall mean the subordinated secured promissory note issued hereunder, substantially in the form of Exhibit A attached hereto, with appropriate insertions, executed by Company.

           “Noteholder(s)” shall mean the Purchaser and/or any permitted assignees or transferees of the Note.

           “Officer’s Compliance Certificate” shall mean a certificate of the chief financial officer of Company, substantially in the form of Exhibit B attached hereto.

           “Operating Lease” shall mean, as applied to any Person, any lease of any Asset which is not a Capitalized Lease, other than any such lease under which such Person is the lessor.

           “Permitted Liens” shall mean: (i) liens in favor of the Company on all or part of the assets of Subsidiaries of the Company securing indebtedness owing by Subsidiaries of the Company to the Company; (ii) liens to secure taxes, assessments and other government charges in respect of obligations not overdue or liens on properties to secure claims for labor, material or supplies in respect of obligations not overdue; (iii) deposits or pledges made in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pensions or other social security obligations; (iv) liens on properties in respect of judgments or awards, the Debt with respect to which is permitted by Section 9.1(d) of the Bank Credit Agreement; (v) liens of carriers, warehousemen, mechanics and materialmen, and other like liens on properties in existence less than 120 days from the date of creation thereof in respect of obligations not overdue; (vi) encumbrances on real estate consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens under leases to which the Company or a Subsidiary of the Company is a party, and other minor liens or encumbrances none of which interferes materially with the use of the property affected in the ordinary conduct of the business of the Company and its Subsidiaries, which defects do not individually or in the aggregate have a materially adverse effect on the business of the Company individually or of the Company and its Subsidiaries on a consolidated basis; (vii) liens listed on Schedule 9.2 to the Bank Credit Agreement; (viii) security interests in or mortgages on real or personal property acquired or leased after the Effective Date to secure Debt of the type and amount permitted by Section 9.1(g) or Section 9.1(h) of the Bank Credit Agreement, and proceeds thereof (including without limitation leases, accounts receivable, instruments and documents) which security interests or mortgages cover only the real or personal property to acquired or leased; (ix) liens on assets and property of the Company in favor of Purchaser; (x) liens in favor of the Banks and the agent therefor under the Loan Documents (as defined in the Bank Credit Agreement); (xi) liens consisting of the interest of lessees under leases of containers where the Company is lessor; (xii) liens on the property listed on Schedule 9.2 to the Bank Credit Agreement which are granted to secure any refinancing or renewal of Debt permitted under Section 9.1 of the Bank Credit Agreement which refinancing or renewal is permitted under Section 9.1(k) of the Bank Credit Agreement (subject to all the provisos contained therein) provided, that (i) such liens encumber the same property (and no additional assets or property of the company) as secured the Debt that was so refinanced or renewed and (ii) the aggregate amount of Debt secured by such property has not increased as a result of such refinancing or renewal; and (xiii) the interests of lessors in property leased to the Company or a Subsidiary of the Company under Section 9.1(g) or 9.1(h) of the Bank Credit Agreement.

           “Person” shall mean and include natural persons, corporations, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies’ trusts, banks, trust companies, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

           “Purchaser” shall have the meaning set forth in the introduction to this Agreement.

           “Quarterly Payment Date” shall mean the date which numerically corresponds to the Funding Date in every third month after the Funding Date or, if such day is not a Business Day, the next Business Day.

           “Rate” shall mean a rate per annum equal to 10-1/2%, computed on the basis of a three hundred sixty (360) day year and actual days elapsed.

           “RCRA” shall mean the Resource Conservation and Recovery Act of 1976, as amended or supplemented from time to time, set forth at 42 U.S.C. § 9601 et seq., and any and all rules and regulations issued or promulgated in connection therewith.

           “Rental Obligations” shall mean all present or future obligations of Company or any of its Subsidiaries under any rental agreements or leases of real or personal property, other than (a) obligations that can be terminated by the giving of notice without liability to Company or such Subsidiary in excess of the liability for rent due as of the date on which such notice is given and under which no penalty or premium is paid as a result of any such termination, (b) rental agreements relating to equipment other than Containers (as defined in the Bank Credit Agreement) having an aggregate value of less than $1,000,000 for all such agreements, and (c) obligations in respect of Capitalized Leases. For purposes of this Agreement, the aggregate amount of Rental Obligations of any Person shall be, as at any date of determination, at an amount equal to the net present value, calculated at a discount rate of nine percent (9%) per annum, of the future Rental Obligations of such Person.

           “Representative” shall mean any trustee, fiduciary, agent, or representative of any issue of Debt.

           “Required Noteholders” shall mean Noteholders holding an aggregate principal amount at least equal to 66-2/3% of the aggregate principal amount of Notes then outstanding.

           “Responsible Officer” shall mean the president, the treasurer, or any vice president of a Person, or such other officer of such Person designated by a Responsible Officer of such Person in a writing delivered to Purchaser.

           “Revolving Credit Loans” shall have the meaning given said term in the Bank Credit Agreement.

           “SARA” shall mean the Superfund Amendment and Reauthorization Act of 1986, as amended or supplemented from time to time, set forth in Public Law 99-499 et seq., and any and all rules and regulations issued or promulgated in connection therewith.

           “Securities Act” shall mean the Securities Act of 1933, as amended from time to time, and any successor statute, and any and all rules and regulations promulgated thereunder.

           “Security Agreement” shall mean the security agreement dated as of April 30, 1998, as it may be amended from time to time, between Company and Purchaser.

           “Senior Debt” shall mean the principal of and premium, if any, and interest (including interest accruing after the filing of a petition initiating any proceeding under any state or federal bankruptcy laws) on all obligations of every nature of Company from time to time owed to Banks under the Bank Credit Agreement, including principal of and interest on, and all fees related to, any revolving loans, term loans and all reimbursement obligations and fees in respect of letters of credit (or any combination thereof made pursuant to the Bank Credit Agreement), all costs and expenses reimbursable thereunder, and all reimbursement and other obligations owed by Company with respect to Interest Rate Protection Obligations incurred to satisfy the requirements of the Bank Credit Agreement or otherwise, whether outstanding on the date hereof or hereafter created, incurred, or assumed.

           “Staff Loan Program” shall mean a program administered by the Company pursuant to which the Company makes loans to employees, provided that the aggregate amount of loans outstanding at any time under such program shall not exceed $2,000,000 plus the amount of interest on any such loans added to principal and shall be used solely for the purpose of enabling employees to purchase preferred stock.

           “Stock Purchase Agreement” shall mean that certain stock purchase agreement between Mitsui, Company, Hiromitsu Ogawa and Purchaser dated January 31, 1998.

           “Subordinated Debt” shall have the meaning given said term in the Bank Credit Agreement.

           “Subordination and Intercreditor Agreement” shall have the meaning given to it in the Bank Credit Agreement.

           “Subsidiary” shall mean, with respect to any Person: (a) any corporation in which such Person, directly or indirectly through its Subsidiaries, owns more than fifty percent (50%) of the stock of any class or classes having by the terms thereof the ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency); and (b) any partnership, association, joint venture, or other entity in which such Person directly or indirectly through its Subsidiaries, has more than a fifty percent (50%) equity interest at the time.

           “Taxes” shall mean any tax based upon or measured by net or gross income, gross receipts, sales, use, ad valorem, transfer, franchise, withholding, payroll, employment. excise, occupation, premium or property taxes, or conduct of business, together with any interest and penalties, additions to tax and additional amounts imposed by any federal, state, local, or foreign taxing authority upon any Person.

           “Third-Party Action” shall mean any consent, waiver, release, approval, license or other authorization of, or notice to, or filing with, any other Person, whether or not a Governmental Agency, and the expiration of any associated mandatory waiting period.

           “Unmatured Event of Default” shall mean an event, act, or occurrence which, with the giving of notice or passage of time, would become an Event of Default.

           1.2  Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, to the singular include the plural, and to the part include the whole, the term “including” is not limiting, and the term “or” has the inclusive meaning represented by the phrase “and/or.” References in this Agreement to “determination” by Purchaser include good faith estimates (in case of quantitative determinations) by Purchaser and good faith beliefs (in the case of qualitative determinations), as applicable. The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, exhibit, and schedule references are to this Agreement unless otherwise specified. Any reference in this Agreement, the Note or any Ancillary Document to the Agreement, the Note or any Ancillary Document includes any and all alterations, amendments, changes, extensions, modifications, renewals, or supplements thereto or thereof. Neither this Agreement, nor the Note, nor the Ancillary Documents, nor any uncertainty or ambiguity contained herein or therein, shall be construed or resolved against Company or Purchaser, whether under any rule of construction or otherwise. On the contrary, this Agreement, the Note, and the Ancillary Documents have been reviewed by Company, Purchaser, and their respective counsel and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes of Company and Purchaser.

           1.3  Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, including (subject to the definition of GAAP contained herein) applicable statements, bulletins, and interpretations issued by the Financial Accounting Standards Board and bulletins, opinions, interpretations, and statements issued by the American Institute of Certified Public Accountants or its committees. When used herein, the term “financial statements” shall include the notes and schedules thereto.

ARTICLE II

THE NOTE

           2.1  Authorization and Issuance of the Note. Company has authorized the issuance of the Note in the aggregate principal amount of Thirty Three Million Six Hundred Fifty Thousand Dollars ($33,650,000).

           2.2  Purchase and Sale of Note.

           (a)  Subject to the terms and conditions of this Agreement, Company shall sell to Purchaser and Purchaser shall purchase from Company a Note in the aggregate principal amount of Thirty Three Million Six Hundred Fifty Thousand Dollars ($33,650,000). The purchase price for the Note shall be equal to one hundred percent (100%) of the principal amount thereof. The Note shall be purchased on the Funding Date.

           (b)  Delivery of the Note will be made on the Closing Date at the offices of Stroock & Stroock & Lavan LLP, 180 Maiden Lane, New York, New York against payment of the purchase price therefor by transfer of immediately available Dollars, or as may otherwise be agreed to between Company and Purchaser.

           2.3  Time and Place of Payments; Interest Rate; Payment of Principal and Interest under the Note.

                 (a)  Any payment to be made hereunder or under the Note shall be made not later than 2:00 p.m., New York time, on the date of payment to the bank accounts designated after the signature of Purchaser hereto and shall be made by wire transfer of immediately available Dollars to such designated bank accounts, marked for attention as indicated, or in any other manner or any other place within or the continental limits of the United States of America as may be directed, in writing, by Purchaser. Payments and prepayments of principal or interest with respect to the Note may be evidenced by notations made by the Purchaser on the schedule annexed to the Note; provided, however, that any failure by Purchaser to make any such notation (whether with respect to payments or prepayments of principal or interest) on such schedule shall not in any way affect, impair, or enlarge Company’s obligations under this Agreement or the Note.

                 (b)  The unpaid principal balance of the Note shall bear interest from the Funding Date at the Rate. Interest due shall be due and payable in arrears, commencing on the first Quarterly Payment Date immediately following the Funding Date, and continuing on each Quarterly Payment Date thereafter up to and including the Quarterly Payment Date immediately preceding the Maturity Date, and on the Maturity Date. Interest shall be payable in cash subject to paragraph (c) of this Section 2.3.

                (c)  If the Company is prohibited, pursuant to Section 2(b)(i) of the Subordination and Intercreditor Agreement, from making any cash payments of interest due under the terms of the Note on any Quarterly Payment Date, then (subject to the next sentence) the Company shall satisfy its obligation to pay such interest by issuing a new note (each, a “PIK Note”), in the form of Exhibit B attached hereto, in the principal amount equal to the amount of the interest then due. Notwithstanding the foregoing, if, in the opinion of Purchaser or Purchaser’s independent auditors, the receipt of a PIK Note on such Quarterly Payment Date would create a significant risk that the Company would become a consolidated subsidiary of the Purchaser under GAAP, then in lieu of the issuance of an additional PIK Note on such Quarterly Payment Date, the interest due under the terms of the Note shall accrue from the preceding Quarterly Payment Date at the Rate. Accrual of interest which the Company would be entitled to pay by the delivery of a PIK Note, but for the provisions of the preceding sentence, shall not constitute a payment default for purposes of Section 7.1(a) of this Agreement.

                 (d)  Principal shall be due and payable in accordance with Section 2.6(b).

           2.4  Overdue Rate. Any payments of principal or (to the extent permitted by law and both before and after judgment) interest with respect to the Note, the fees payable under this Agreement, or any other amounts not paid when due hereunder or declared due, whether at maturity, by acceleration, by lapse of time, or otherwise, shall bear interest thereafter and without affecting any of the other rights and remedies provided for herein or in the Note, at a rate from and including the due date to but excluding the date on which such amount is paid in full equal to the Overdue Rate. The “Overdue Rate” shall mean a rate equal to two (2) percentage points per annum above the Rate applicable to the Note from time to time pursuant to the terms hereof.

           2.5  Computation of Interest. All computations of interest with respect to the Note and all computations of interest due under Section 2.4 for any period shall be calculated on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed. Interest shall accrue from and including the Funding Date to and excluding the date of the repayment of all amounts outstanding under the Note.

          2.6  Prepayment.

                 (a)  Voluntary Prepayments. Company shall have the right, at any time and from time to time, upon thirty (30) Business Days’ prior written notice to the Purchaser, to prepay, in whole or in part, the principal balance outstanding under the Note. Upon giving such notice, the amount specified in the notice shall become due and payable in full on the specified date. Each partial prepayment under the Note shall be in a minimum aggregate amount of One Million Dollars ($1,000,000) and, thereafter, in integral multiples of One Million Dollars ($1,000,000).

                 (b)  Mandatory Prepayments. Unless prepaid in accordance with the terms hereof, Company shall pay consecutive quarterly installments of principal with respect to the Note, without demand, beginning on the twenty-first Quarterly Payment Date after the Funding Date and on each Quarterly Payment Date thereafter through, and including, the Maturity Date. The amount of each such installment shall be equal to the remaining principal balance of the Note divided by the number of remaining scheduled mandatory principal prepayments (including the prepayment then to be made).

                 (c)  Form of Prepayment. Each voluntary or mandatory prepayment made pursuant to this Section 2.6 shall be by a wire transfer of immediately available Dollars.

                 (d)  Application of Voluntary Prepayments. Any voluntary prepayment made pursuant to this Section 2.6 shall be applied, first, to accrued and unpaid interest on the amount prepaid and, then, to principal.

           2.7  Holidays. Any payments which would otherwise become due on a day other than a Business Day shall instead become due on the next succeeding Business Day and such extension shall be reflected in the computation of any payments due hereunder on such adjusted date.

           2.8  Security. Company’s obligations under this Agreement and the Note shall be secured by the Security Agreement, which shall create a security interest in and lien on all Containers of Company now owned or hereafter acquired (other than the Containers described as Excluded Assets on Schedule A of the Security Agreement), subject only to the security interest and lien under the Bank Credit Agreement in favor of the Agent and the Banks (as defined in the Bank Credit Agreement) to the extent provided therein.

           2.9  Tax Withholding. Each Noteholder that is not incorporated under the laws of the United States of America or a state thereof agrees that it will certify to the Company that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes or authorize Company, and Company hereby agrees, to withhold taxes and make tax payments on such Noteholder’s behalf as required by applicable law and promptly provide to such Noteholder a certificate of payment of such withholding taxes.

           2.10  Calculation of Principal. Noteholder shall have the right to annotate a principal schedule annexed to the Note to reflect all increases in principal under the Note (including without limitation, any increases in principal resulting from additions of unpaid interest pursuant to Section 2.3(b)), and any payment of principal. Such principal schedule is to be conclusive evidence of principal owed, absent manifest error.

ARTICLE III

CONDITIONS TO THE PURCHASE OF THE NOTE

           3.1  Conditions Precedent to be Satisfied at Closing Date. The obligation of Purchaser to purchase the Note hereunder is subject to the fulfillment, to the satisfaction of Purchaser, or waiver by Purchaser in its sole discretion of each of the following conditions on or before the Closing Date:

                 (a)  Purchaser shall have received the Note dated the Funding Date, duly executed by Company to the order of Purchaser;

                 (b)  Purchaser shall have received a duly executed Officer’s Compliance Certificate substantially in the form of Exhibit C, dated as of the Closing Date, detailing the calculations made by Company based upon the balance sheet referred to in Section 3.1(n), by which Company has determined that it is in compliance with the financial covenants contained herein which are applicable as of the Closing Date;

                 (c)  Company shall have delivered a certificate of a Responsible Officer of Company substantially in the form of Exhibit C attached hereto setting forth the amount of proceeds from the sale of the Note which will be used (i) to finance the acquisition of new marine containers, (ii) to refinance containers already owned by the Company or leased by the Company on a direct finance lease basis, (iii) to redeem the issued and outstanding shares of Preferred Stock held by Mitsui and (iv) to repay all outstanding Debt owed to Mitsui;

                 (d)  the representations and warranties set forth in Article IV of this Agreement shall be true and correct on and as of the Closing Date, as though made on and as of the Closing Date;

                 (e)  the affirmative covenants set forth in Article V of this Agreement which require performance prior to the Closing Date shall have been performed as of the Closing Date;

                 (f)  both before and after giving effect to the purchase of the Note, Company and its Subsidiaries shall be in compliance with all of the requirements of each of the covenants contained in this Agreement;

                 (g)  the Closing Date shall occur on or before April 30, 1998;

                 (h)  Purchaser shall have received one or more written opinions, dated the Closing Date, of counsel to Company, substantially in the form and substance of Exhibit D attached hereto, or otherwise in form and substance satisfactory to Purchaser;

                 (i)  Purchaser shall have received certificates of corporate status with respect to Company and each of its Subsidiaries, dated within 30 calendar days of the Closing Date, or confirmed by telex, if telex confirmation is available, such certificates to be issued by the Secretary of State (or similar officer) of the jurisdiction of incorporation of Company and each of such Subsidiaries, which certificates shall indicate that Company and each of such Subsidiaries are in good standing in such jurisdiction;

                 (j)  Purchaser shall have received certificates of corporate status indicating that Company and each of its Subsidiaries are in good standing as foreign corporations, dated within 30 calendar days of the Closing Date, or confirmed by telex, if telex confirmation is available, such certificates to be issued by the Secretary of State (or similar official) of the jurisdiction in which its or their failure to be duly qualified or licensed would have a material adverse effect on its or their business;

                 (k)   Purchaser shall have received a copy of Company’s Articles of Incorporation, certified by the Secretary of Company;

                 (l)   Purchaser shall have received a copy of the bylaws of Company, certified by the Secretary of Company;

                 (m)   Purchaser shall have received a signature and incumbency certificate of the Responsible Officer of Company executing this Agreement, the Note, and the Ancillary Documents to which Company is a party, certified by the Secretary of Company;

                 (n)   Purchaser shall have received a consolidated pro forma balance sheet of Company, dated as of the latest practicable date, and certified by the President or Chief Financial Officer of Company, which gives effect to the transactions contemplated under this Agreement, the Note, and the Ancillary Documents;

                 (o)   Purchaser shall have received each of the Ancillary Documents, if any, not previously delivered, all duly executed by the parties thereto;

                 (p)   Purchaser shall have received a certificate from the Secretary of Company attesting to the resolutions of Company’s board of directors authorizing its execution, delivery and performance of this Agreement, the Note, and the Ancillary Documents to which Company is a party, and authorizing specific Responsible Officers to execute same;

                 (q)   Purchaser shall have received a payment of no more than $30,000,000 to be applied to legal fees, costs, and expenses incurred in connection with the preparation, negotiation, execution, and delivery of this Agreement, the Note, the Ancillary Documents and the other documents related hereto and thereto;

                 (r)   the representations and warranties set forth in the Ancillary Documents shall be true and correct;

                 (s)   each of the Ancillary Documents shall be in full force and effect and all filings and other notifications necessary to create and perfect Purchaser’s security interest under the Security Agreement shall have been made;

                 (t)   no material adverse change shall have occurred since January 1, 1998 in the proposed business, operations, Assets, prospects, or consolidated financial condition of Company;

                 (u)   no litigation, inquiry, other action or proceeding (governmental or otherwise), or injunction or other restraining order shall be pending or threatened which, in the reasonable opinion of Purchaser, (i) could be reasonably likely to have a material adverse effect on Company’s ability to repay the Note or perform its obligations under this Agreement or the Ancillary Documents, or (ii) could be reasonably likely to have a material adverse effect on the business, operations, Assets, prospects, liabilities, earnings, or condition (financial or other) of Company;

                 (v)   Purchaser shall have received satisfactory evidence of Company’s having obtained all orders, consents, approvals, and other authorizations, and having made all filings and other notifications (governmental or otherwise) and all other Third Party Actions having been taken required in connection with the transactions contemplated by this Agreement;

                 (w)   Purchaser shall have completed or received all audits, inspections, appraisals, and examinations as deemed necessary in Purchaser’s opinion with respect to the Assets, books and records, and business, financial condition, and operations of Company and its Subsidiaries;

                 (x)   Purchaser shall have received from Company consolidated cash flow projections for Company and its Subsidiaries for a period of not less than two (2) years from and after the Closing Date;

                 (y)   no Event of Default or Unmatured Event of Default shall have occurred and be continuing, nor shall either result from the sale of the Note and the application of the proceeds as provided hereunder;

                 (z)   the Bank Credit Agreement shall be in full force and effect, subject only to the consummation of the Interpool Transactions (as defined in the Bank Credit Agreement), pursuant to which Company shall be entitled to borrow up to One Hundred and Sixty-Five Million Dollars ($165,000,000) with at least One Hundred and Fifty-One Million, Two Hundred and Eighteen Thousand, Six Hundred and Seventeen Dollars ($151,218,617) available for borrowing by Company immediately prior to Closing;

                 (aa)   all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered or executed and shall be in form and substance reasonably satisfactory to Purchaser;

                 (bb)   Mitsui shall have performed and complied in all material respects with all covenants required in the Stock Purchase Agreement to be performed or complied with by Mitsui at or before the Closing Date including, without limitation, those to be performed on the Closing Date pursuant to Section 1 of the Stock Purchase Agreement;

                 (cc)   All directors of the Company elected by Mitsui shall have delivered their written resignation as directors and officers, effective on the Closing Date;

                 (dd)   All corporate and other proceedings on the part of Mitsui in connection with the transaction to be consummated or the Closing Date, and all documents and instruments incident to such transactions, shall be reasonably satisfactory in substance and form to the Purchaser;

                 (ee)   The waiting period under Hart-Scott shall have expired or been terminated, and all other Third-Party Action (as defined in the Stock Purchase Agreement) required in order to consummate the transactions contemplated by the Stock Purchase Agreement without thereby causing any breach, acceleration or imposition of a Lien under any contract to which the Company is a party or by which the Company or its property is bound, other than any the absence of which in the aggregate would not have a material effect on the transactions contemplated hereby, shall have been taken;

                 (ff)   No claims arising under the indemnification provision of the Stock Purchase Agreement have been threatened or asserted and Company is aware of no facts which may give rise to such a claim;

                 (gg)   The Company and/or Mr. Ogawa on one side, and Mitsui on the other side, shall have entered into the Termination Agreement contemplated by Section 1.7 of the Stock Purchase Agreement, which will be in form and substance satisfactory to the Purchaser in its sole discretion;

                 (hh)   The Company and Mitsui shall have entered into mutual releases of all obligations and claims, other than those arising under the Stock Purchase Agreement and except as otherwise specified in Section 3.1(hh), and all Liens held by Mitsui on any property of the Company shall have been released, all such releases to have been in form and substance acceptable to Purchaser;

                 (ii)   Purchaser shall have received a copy of a payoff letter from Mitsui in connection with the transactions contemplated by the Stock Purchase Agreement;

                 (jj)   The Company shall not have made any payment to obtain any third party consent or induce any Third-Party Action (as defined in this Agreement) without obtaining Purchaser’s prior written approval; and

                 (kk)   The Company and Mitsui shall not have entered into any new agreements since the execution of the Stock Purchase Agreement other than the agreements executed on the Closing Date and referred to in Schedule 4.28.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF COMPANY

           In order to induce Purchaser to enter into this Agreement, Company represents and warrants as of the date hereof that, except as set forth in the Disclosure Statement with a specific reference to the Section of this Article IV affected thereby:

           4.1  Due Organization. Company is a duly organized and validly existing corporation in good standing under the laws of the State of Nevada and is duly qualified to conduct business as a foreign corporation in all jurisdictions where its failure to do so would have a material adverse effect on its business, operations, Assets, prospects, or condition (financial or other). Each of Company’s Subsidiaries is a duly organized and validly existing corporation in good standing under the laws of the state of its incorporation and is duly qualified to conduct business as a foreign corporation in all jurisdictions where its failure to do so would have a material adverse effect on the business, operations, Assets, prospects, or condition (financial or otherwise) of Company and its Subsidiaries, taken as a whole.

           4.2  Organization, Standing, and Qualification. Set forth in the Disclosure Statement is a complete and accurate list for Company and its Subsidiaries, showing: (a) the jurisdiction of their incorporation; (b) the number of shares of each class of common and preferred stock authorized for each; and (c) the number outstanding and the percentage of the outstanding shares of each such class owned (directly or indirectly) by one or more Persons. All of the outstanding capital stock of each of Company’s Subsidiaries has been duly authorized and validly issued and is fully paid and nonassessable.

           4.3  Requisite Power. Company has all requisite corporate power to execute and deliver this Agreement, the Note, and the Ancillary Documents to which it is a party and to sell the Note as provided for in this Agreement. Company has full power and authority to own, lease and operate its Assets and to carry on the business in which it is engaged. Company and each of its Subsidiaries have all governmental licenses, authorizations, consents, and approvals necessary to own and operate their respective Assets and to carry on their respective businesses as now conducted and as proposed to be conducted, other than licenses, authorizations, consents, and approvals which are not currently required or the failure to obtain which would not have a material adverse effect on the business, operations, Assets, prospects, or condition (financial or other) of Company and its Subsidiaries, taken as a whole. The execution, delivery, and performance of this Agreement, the Note and the Ancillary Documents to which Company is a party have been duly authorized by Company’s board of directors and all necessary corporate action in respect thereof has been taken, and the execution, delivery, and performance thereof do not require any consent or approval of the stockholders of Company or any third Person which has not been obtained.

           4.4  Binding Agreements. This Agreement has been duly executed and delivered by Company and constitutes, and the note and the Ancillary Documents, when executed and delivered by Company, will constitute, the legal, valid, and binding obligations of Company, enforceable against Company in accordance with its or their, as applicable, terms, except as the enforceability hereof or thereof may be affected by: (a) bankruptcy, insolvency, moratorium, or similar laws affecting the enforcement of creditors’ rights generally; (b) the limitation of certain remedies by certain equitable principles of general applicability; and (c) the fact that the rights to indemnification thereunder may be limited by applicable laws (including federal or state securities laws).

           4.5  Other Agreements. The execution, delivery, and performance by Company of this Agreement, the Note, and the Ancillary Documents do not and will not: (a) violate (i) any provision of any material law, rule, or regulation of any jurisdiction binding on Company or any of its Subsidiaries; (ii) any material order of any Governmental Agency, court, arbitration board, or tribunal binding on Company or any of its Subsidiaries; or (iii) the certificate of incorporation or bylaws of Company or any of its Subsidiaries; or (b) result in the breach of, constitute (with the giving of notice or the lapse of time) a default under, contravene any provisions of, or result in the creation of any Lien (other than a Permitted Lien) upon any of the Assets owned by Company or any of its Subsidiaries pursuant to, or result in acceleration or right of acceleration of any obligations under, any Contractual Obligation of Company or any of its Subsidiaries.

           4.6  Litigation; Adverse Facts. There is no action, suit, proceeding, or arbitration at law or in equity, or before or by any governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, pending or, to the knowledge of Company, threatened by or against or affecting, Company or any of its Subsidiaries which could reasonably be expected to result in any material adverse change in the business, operations, Assets, prospects, or condition (financial or otherwise) of Company and its Subsidiaries, taken as a whole, or could reasonably be expected to materially adversely affect Company’s ability to perform its obligations hereunder, under the Notes or the Ancillary Documents. Neither Company nor any of its Subsidiaries is: (a) in violation of any applicable law in a manner which could reasonably be expected to materially adversely affect the business, operations, Assets, prospects, or condition (financial or otherwise) of Company and its Subsidiaries, taken as a whole; or (b) subject to or in default with respect to any final judgment, writ, injunction, decree, rule, or regulation of any court or of any governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, in a manner which could reasonably be expected to have a material adverse effect on the business, operations, Assets, prospects, or condition (financial or otherwise) of Company and its Subsidiaries, taken as a whole. There is no action, suit, proceeding or, to the best of Company’s knowledge or belief, investigation pending or, to the best of Company’s knowledge or belief, threatened against or affecting, Company or any of its Subsidiaries, which questions the validity or the enforceability of this Agreement, the Note or the Ancillary Documents.

           4.7  Consents. Other than such as may have previously been obtained, filed, or given, as applicable, no consent, license, permit, approval, or authorization of, exemption by, notice to, report to, or registration, filing, or declaration with, any Governmental Agency or agency or any Person is required in connection with the execution, delivery, and performance by Company of this Agreement, the Note, or the Ancillary Documents to which it is a party.

           4.8  Financial Condition. Company has delivered to Purchaser the balance sheets of the Company as of December 31, 1997, June 30, 1997 and December 31, 1996, and the related statements of income and changes in financial position for the period ended December 31, 1997, the fiscal year ended June 30, 1997 and the period ended December 30, 1996. Such statements were prepared in accordance with GAAP (subject, in the case of interim financial statements, to normal year-end adjustments) and fairly present the financial position of the Company as of and at the respective dates thereof, and the results of operations and changes in financial position of the Company for the period then ended.

           4.9  Title to Assets; Liens. Except for Permitted Liens, all of the Assets of Company and its Subsidiaries are free from all Liens of any nature whatsoever. Except for Permitted Liens, Company and its Subsidiaries have good and marketable title to all of the Assets reflected in their books and records as being owned by them and experience quiet enjoyment of all Assets which are material on a consolidated basis as to which they are the lessee. The Assets of Company and its Subsidiaries are, in all material respects, adequate for the currently contemplated conduct of the businesses of Company and its Subsidiaries.

           4.10  Payment of Taxes. All tax returns and reports of Company and its Subsidiaries (or all taxpayers with which Company and its Subsidiaries are or have been consolidated or combined with) required to be filed by any of them have been timely filed (inclusive of any permitted extensions), and all Taxes, assessments, fees, amounts required to be withheld and paid to a Governmental Agency or regulatory authority, and other governmental charges upon Company and its Subsidiaries, and upon their respective Assets, incomes, and franchises which are due and payable have been paid, except to the extent that: (a) the failure to file such returns or reports, or pay such Taxes, assessments, fees, and other governmental charges, as applicable, would not be material to the business, operations, Assets, prospects, or condition (financial or otherwise) of Company and its Subsidiaries, taken as a whole; or (b) other than with respect to Taxes, assessments, fees, or other governmental charges which have become a federal tax Lien on Company’s or any of its Subsidiaries’ Assets, such Taxes, assessments, Charges, or claims are being contested, in good faith, by appropriate proceedings promptly instituted and diligently conducted and an adequate reserve or other appropriate provision, if any, shall have been made as required in order to be in conformity with GAAP. Company does not know of any proposed, asserted, or assessed tax deficiency against it or any of its Subsidiaries that could reasonably be expected to be material to the business, operations, Assets, prospects, or condition (financial or otherwise) of Company and its Subsidiaries, taken as a whole.

           4.11  Governmental Regulation. Neither Company nor any of Company’s Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, or the Investment Company Act of 1940 or to any statute or regulation limiting its or their ability to incur Debt.

           4.12  Securities Activities. Neither Company nor any of Company’s Subsidiaries is engaged principally, or as one of its or their principal activities, in the business of extending, or arranging for the extension of, credit for the purpose of “purchasing” or “carrying” any margin stock or securities (within the meaning of Regulations G, T, U, or X of the Federal Reserve Board). No part of the proceeds from the sale of the Note will be used by Company for any purpose other than those set forth in Section 5.6.

           4.13  Bank Credit Agreement. Company has delivered to Purchaser a full and accurate copy of the Bank Credit Agreement, the Bank Credit Agreement is in full force and effect and Company is not in default under the Bank Credit Agreement.

           4.14  Disclosure. None of the representations or warranties made by Company in this Agreement as of the date of such representations and warranties and none of the statements contained in each exhibit or report or financial information furnished by or on behalf of Company to Purchaser in connection with this Agreement contain any untrue statement of a material fact or omit any material fact (known to Company in the case of any document not furnished by it) required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact known to Company (other than matters of a general economic nature) which Company reasonably believes could be expected to materially adversely affect the businesses, operations, Assets, prospects, or condition (financial or otherwise) of Company and its Subsidiaries, taken as a whole, which has not been disclosed herein or in such other documents, certificates, and statements furnished to Purchaser for use in connection with the transactions contemplated hereby. Company has furnished to Purchaser certain financial information concerning Company and each of its Subsidiaries, including estimates and projections of Company’s and each of its Subsidiaries’ results of operations and financial position for and as at the end of certain future periods. The aforementioned projections were prepared with reasonable care on the basis of the assumptions stated therein and said assumptions are reasonable in light of current business conditions. Company has no reason to believe that any of the statements or conclusions included in the aforementioned documents, certificates, and statements are not true and correct in all material respects at the time provided. It is understood that no representation or warranty is made by Company concerning any predictions, forecasts, estimates, or any other analyses prepared by or on its or its Subsidiaries’ behalf, which are dependent on future events, except that such predictions, forecasts, estimates, and analyses were prepared with reasonable care on the basis of reasonable assumptions.

           4.15  Debt. Neither Company nor any of its Subsidiaries has any Debt outstanding on the date of this Agreement other than the Debt reflected in the financial statements referred to in Section 4.8, in the Disclosure Statement, or otherwise permitted under Section 6.1. After the Closing Date, Company and its Subsidiaries will not have any Debt outstanding other than the Debt permitted under Section 6.1.

           4.16  Intellectual Property. Company and its Subsidiaries have all necessary and material trademarks, trade names, trade name rights, copyrights, patents, patent rights, permits, franchises, and licenses to conduct their respective businesses and to operate their respective properties as now conducted, and as currently contemplated to be conducted, without known conflict with the rights of others, and all of same are valid and subsisting, except where such lack of validity or existence or any such conflict would not have a material adverse effect on the business, operations, Assets, prospects, or condition (financial or otherwise) of Company and its Subsidiaries, taken as a whole. The Disclosure Statement contains a complete and accurate listing of all of Company’s and its Subsidiaries’ material trademarks, service marks, copyrights, and patents, and the date and place of registration thereof. The consummation of the transactions contemplated by this Agreement will not alter or impair any of such rights of Company or any of its Subsidiaries. Except as disclosed in the Disclosure Statement, neither Company nor any of its Subsidiaries has been charged or, to the best of the Company’s knowledge, is threatened to be charged with any infringement of, nor has any of them infringed, on any unexpired trademark, trademark registration, trade name, patent, copyright, copyright registration or other proprietary right of any Person which charge or threat could reasonably be expected to have a material adverse effect on the businesses, operations, Assets, prospects, or condition (financial or otherwise) of Company and its Subsidiaries, taken as a whole.

           4.17  Burdensome Agreements. Neither Company nor any of its Subsidiaries is a party to any unusual or unduly burdensome agreement or undertaking, or is subject to any unusual or unduly burdensome court order, writ, injunction, or decree of any court or governmental instrumentality, domestic or foreign, which materially and adversely affects the businesses, Assets, operations, prospects, or condition (financial or otherwise) of Company and its Subsidiaries, taken as a whole.

           4.18  Existing Defaults. Neither Company nor any of its Subsidiaries is in default under any material term of any Contractual Obligation to which it is a party, the effect of which could reasonably be expected to have a material adverse effect on the businesses, operations, Assets, prospects, or condition (financial or otherwise) of Company and its Subsidiaries, taken as a whole. Neither Company nor any of Company’s Subsidiaries is in violation of any law, ordinance, rule, or regulation to which it or any of its Assets is subject, the failure to comply with which could reasonably be expected to have a material adverse effect on the businesses, operations, Assets, prospects, or condition (financial or otherwise) of Company or its Subsidiaries, taken as a whole.

           4.19  Leases. Company and its Subsidiaries enjoy peaceful and undisturbed possession under all of the leases to which they are a party or under which they are operating, and which are material to the business of Company and its Subsidiaries, taken as a whole. All such leases are valid and subsisting and, to the best of Company’s knowledge and belief, no material default by Company or its Subsidiaries exists under any of them.

           4.20  Fire, Explosion, and Labor Disputes. Neither the businesses nor the Assets nor the operations of Company or any of its Subsidiaries are presently affected by any fire, explosion, accident, strike, lockout, or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (irrespective of whether covered by insurance), which could reasonably be expected to materially and adversely affect the businesses, operations, Assets, prospects, or condition (financial or otherwise) of Company and its Subsidiaries, taken as a whole.

           4.21  No Partnerships. Neither Company nor any Subsidiary of Company is a partner in any partnership or a joint venturer in any joint venture.

           4.22  Employment Agreements and Relations. Except as set forth in the Disclosure Statement, neither Company nor any of its Subsidiaries is a party to any employment agreement or collective bargaining agreement. Neither Company nor any of its Subsidiaries has made, obligated itself to make, renewed, extended, or otherwise modified or amended any previous agreement to make, any excess parachute payment as defined in § 280G of the Code. Except as set forth in the Disclosure Statement, to the best knowledge of Company, during the five (5) years preceding the Closing Date there was (or were) no: (a) attempt by any union or other labor organization to organize any employees of Company or any of its Subsidiaries; (b) strikes or shutdowns resulting from labor activity; or (c) concerted work stoppages or concerted slowdowns of any nature or length of time, at any plant or other facility owned or operated by Company.

           4.23  Insurance. The Disclosure Statement contains a complete and accurate list, as of the Closing Date, of all insurance maintained by Company or any of its Subsidiaries, including fire, public liability, property damage, products liability, and workmen’s compensation insurance. Company and each of its Subsidiaries maintain such insurance with insurers duly licensed in the applicable jurisdictions, in such amounts and against such risks and losses as are reasonable for their businesses and Assets. All such insurance is in full force and effect and all premiums with respect thereto have been paid to the date hereof or paid in accordance with payment schedules previously applicable thereto.

           4.24  Environmental Matters. Except as set forth in the Disclosure Statement and except to the extent that no reasonable possibility exists that the failure of the following to be true and correct would result in a liability of Company or its Subsidiaries that is material in amount, (a) to the best knowledge of Company, the Assets and operations of Company and each of its Subsidiaries comply in all respects with all applicable Environmental Protection Statutes; (b) none of the Assets or operations of Company or any of its Subsidiaries is subject to any judicial or administrative proceeding alleging the violation of any Environmental Protection Statute; (c) none of the Assets or operations of Company or any of its Subsidiaries is the subject of any federal or state investigation concerning any use or release of any Hazardous Substance or Hazardous Waste; (d) neither Company nor any of its Subsidiaries, nor to the best knowledge of Company, any predecessor of Company, has filed any notice under any federal or state law indicating past or present treatment, storage or disposal of Hazardous Waste or reporting a spill or release of a Hazardous Substance into the Environment; (e) to the best knowledge of Company, neither Company nor any of its Subsidiaries has any contingent liability in connection with any release of any Hazardous Substance or Hazardous Waste into the Environment and no release which could require remediation has occurred; (f) none of Company’s or any of its Subsidiaries’ operations involve the generation, transportation, treatment, storage, or disposal of Hazardous Substances or Hazardous Waste (other than in the normal course of and incidental to any manufacturing process); (g) neither Company nor any of its Subsidiaries has disposed of any Hazardous Substance or Hazardous Waste in, on or about any premises owned, leased, or used by Company or any of its Subsidiaries and, to the best of Company’s knowledge, neither has any lessee, prior owner, or other Person; (h) except as set forth in the Disclosure Statement, no surface impoundments or, to the best of Company’s knowledge, underground storage tanks are located in, on or about any of the premises owned, leased, or used by Company or any of its Subsidiaries; and (i) no lien in favor of any Governmental Agency for (A) any liability under Environmental Protection Statutes, or (B) damages arising from or costs incurred by such Governmental Agency in response to a release of any Hazardous Substance or Hazardous Waste into the Environment has been filed or attached to any of the premises owned, leased, or used by Company or any of its Subsidiaries.

           4.25  Contracts. The Disclosure Statement contains a complete and accurate list, as of the Closing Date, of each contract or other commitment of Company or any of its Subsidiaries (other than tile contracts or other commitments to which the Purchaser is a party) evidencing an obligation of the Company in excess of $100,000 or the performance of which by its terms will not be completed within one (1) year showing for each contract or other commitment the amount, the date of such contract or the date such commitment was incurred, the Person or Persons party to such contract or commitment, and the anticipated completion date of the performance. Each contract or other commitment of Company or any of its Subsidiaries listed was in effect as of the Closing Date and performance by the parties to all such contracts or other commitments would not have a material adverse effect on the business, operations, Assets, prospects, or condition (financial or otherwise) of Company and its Subsidiaries, taken as a whole.

           4.26  Commitments. No outstanding purchase commitment by Company or any of its Subsidiaries is materially in excess of the normal, ordinary and usual requirements of their respective businesses, nor is any such purchase commitment at a price or prices materially in excess of market prices existing at the time such commitment was made or upon terms materially different from past practices.

           4.27  No Default. No Event of Default or Unmatured Event of Default has occurred and is continuing.

           4.28  Mitsui Documents. Since the execution of the Stock Purchase Agreement, the Company and Mitsui shall not have entered into any agreements other than those disclosed on Schedule 4.28 or other documents approved by the Purchaser.

           4.29  Solvency, Etc. After giving effect to the consummation of the transactions contemplated by this Agreement and the Purchaser documents described in Section 4.28, the Company’s Assets, at a fair valuation, will exceed the sum of its debts and the Company will be able to pay its debts as they mature and will not have an unreasonably small capital or have remaining Assets unreasonably small in relation to its business or transactions.

           4.30  Due Diligence. The documents and materials supplied by the Company to Purchaser or Purchaser’s agents for the purpose of conducting the due diligence review constitute all material documents and are either original documents or true, correct and complete copies of the original documents. The Company acknowledges and agrees that the provision of these due diligence materials in no way lessens or negates the Purchaser’s reliance on the Company’s representations and warranties.

           4.31  Related Agreements. The only material agreements to which both Company and Mitsui are parties and from which company must be released in order to effect the transactions contemplated by this Agreement and the Stock Purchase Agreement are set forth in Section 1.6 of the Stock Purchase Agreement.

           4.32  Third-Party Action. Except those Third Party Actions listed in Schedule 4.32, the Company requires no Third-Party Action in order to consummate the transaction contemplated by this Agreement and the Stock Purchase Agreement without thereby causing any breach, acceleration or imposition of a Lien under any contract to which the Company is a party or by which the Company or its property is bound.

ARTICLE V

AFFIRMATIVE COVENANTS OF COMPANY

           Company covenants and agrees that, until payment in full of the Note, Company shall perform each and all of the following:

           5.1  Corporate Existence. Except as otherwise permitted by Section 6.2, Company shall and shall cause each of its Subsidiaries to preserve and keep in full force and effect, at all times, its and their corporate existence and qualifications necessary for the conduct of its business.

           5.2  Maintenance of Assets. Company shall and shall cause each of its Subsidiaries to maintain or cause to be maintained in good repair, working order, and condition all of those Assets useful or necessary to its businesses or the businesses of each of its Subsidiaries or which are used in connection therewith or related thereto, except for: (i) Assets which are lost, stolen or damaged beyond economic repair and with respect to which the Company is compensated by a lessee or other third party; and (ii) Assets which in the aggregate are not material to the business or operations of Company, and its Subsidiaries, taken as a whole. From time to time, Company shall make or cause to be made all appropriate repairs, renewals, and replacements thereto and thereof. Notwithstanding the foregoing, Company and its Subsidiaries shall not be required to comply with the requirements of this Section 5.2 to the extent that compliance therewith would not be economical and the failure to so comply could not reasonably be expected to materially adversely affect the business, operations, Assets, prospects, or condition (financial or otherwise) of Company and its Subsidiaries, taken as a whole.

           5.3  Compliance with Laws. Company shall and shall cause each of its Subsidiaries to exercise all due diligence in order to comply in all respects with the requirements of all applicable laws (including the Exchange Act and all Environmental Protection Statutes), rules, regulations, and orders of any Governmental Agency, noncompliance with which could reasonably be expected to materially adversely affect the businesses, Assets, operations, prospects, or condition (financial or otherwise) of Company and its Subsidiaries, taken as a whole; provided, however, that no such law, rule, regulation, or order of any Governmental Agency need be complied with if the same is being contested, in good faith, by appropriate proceedings promptly instituted and diligently conducted.

           5.4  Senior Debt. Company will promptly provide (or cause the Representative of the Senior Debt to provide) to all Noteholders all written notices sent to Company from any holder (or Representative) of Senior Debt with respect to the Bank Credit Agreement. Company will also promptly provide to all Noteholders all material written notices sent by Company to any holder (or Representative) of Senior Debt with respect to the Bank Credit Agreement.

           5.5  Further Assurances. At any time or from time to time upon the request of Purchaser, Company shall execute and deliver such further documents and do such other acts and things as Purchaser may reasonably request in order to effect fully the purpose of this Agreement, the Note, or the Ancillary Documents and to provide for repayment of the principal and interest due under the Note in accordance with the terms of this Agreement and the Note.

           5.6  Use of Proceeds. Company shall use the proceeds from the sale of the Note solely for the purposes set forth in the certificate delivered pursuant to Section 3.1(b).

           5.7  Accounting Records and Inspection. Company shall and shall cause each of its Subsidiaries to maintain adequate financial and accounting books and records in accordance with sound business practices and GAAP consistently applied and permit any representative of any Noteholder, at any time during usual business hours, to inspect, audit, and examine such books and records and to make copies and take extracts therefrom, and discuss its and their affairs, financing, and accounts with its or their officers and independent public accountants. Company shall and shall cause each of its Subsidiaries to furnish each Noteholder with any information reasonably requested by it regarding Company’s or any of its Subsidiaries’ businesses or finances promptly upon such Noteholder’s request. Company shall and shall cause each of its Subsidiaries to permit those Persons designated by any Noteholder to visit and inspect any of the assets of company or any of its Subsidiaries, upon notice and as often as may be reasonably requested.

           5.8  Financial Statements and Other Information. Company shall furnish each Noteholder:

                 (a)   as soon as practicable and, in any event, within forty-five (45) calendar days after the close of each calendar month and forty-five (45) calendar days after the close of each fiscal quarter in each fiscal year of Company: (i) a consolidated statement of stockholders’ equity and a consolidated statement of changes in financial position of Company and its Subsidiaries for such monthly or quarterly period, as applicable; (ii) consolidated income statements of Company and its Subsidiaries for such monthly or quarterly period, as applicable; and (iii) consolidated balance sheets of Company and each of its Subsidiaries as of the end of such monthly or quarterly period, as applicable, each setting forth in comparative form, if applicable, the corresponding figures for the corresponding periods of the previous fiscal year, all in reasonable detail, subject to year-end audit adjustments and certified by the chief financial officer of Company to have been prepared in accordance with GAAP consistently applied;

                 (b)   as soon as practicable and, in any event, within one hundred and twenty (120) calendar days after the close of each fiscal year of Company, a copy of the annual audited report for such year for Company and its Subsidiaries, including therein: (i) a consolidated statement of stockholders’ equity and a consolidated statement of changes in financial position of Company and its Subsidiaries for such fiscal year; (ii) a consolidated income statement of Company and its Subsidiaries for such fiscal year; and (iii) consolidated and consolidating (based upon business segments) balance sheets of Company and its Subsidiaries as of the end of such fiscal year, each setting forth in comparative form, if applicable, the corresponding figures for the previous year, all in reasonable detail; the consolidated income statements and balance sheets shall be audited by independent, nationally recognized, certified public accountants, and certified, without a “going concern” qualification or other qualification or exception of similar gravity or any qualification arising out of the scope of the audit, by such accountants to have been prepared in accordance with GAAP, consistently applied, together with a certificate of such accounting firm to Purchaser stating that, in the ordinary and usual course of the regular audit of the business of Company and each of its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that an Event of Default or an Unmatured Event of Default has occurred and is continuing, or if, in the opinion of such accounting firm, an Event of Default or an Unmatured Event of Default has occurred and is continuing, a statement as to the nature thereof; provided, however, that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Event of Default or Unmatured Event of Default that would not be disclosed in the course of their audit examination; and stating that, based on their audit examination, nothing has come to their attention which causes them to believe that the information contained in the certificates delivered therewith pursuant to Section 5.8(c) is not correct;

                 (c)   contemporaneously with each quarterly and year-end financial report required by the foregoing paragraphs (a) and (b), a duly executed Officer’s Compliance Certificate, executed by the chief financial officer on behalf of Company and stating that the chief financial officer of Company has individually reviewed the provisions of this Agreement, the Ancillary Documents, and the Note (such certificate shall contain the calculations and other details necessary to demonstrate Company’s compliance with Section 6.1), and that a review of the activities of Company and each of its Subsidiaries during such year or quarterly period, as the case may be, has been made by or under such individual’s supervision, with a view to determining whether Company has fulfilled all of its obligations under this Agreement, the Ancillary Documents, and the Note, and that Company has observed and performed each undertaking contained in this Agreement, the Ancillary Documents, and the Note and that Company is not in default in the observance or performance of any of the provisions hereof or thereof, or if Company shall be so in default, specifying all such defaults and events of which such individual may have knowledge or belief and stating the reasons for any material variance from any Company prepared budget or projections;

                 (d)   promptly after sending or making available or filing of the same, copies of all reports, agenda (and attachments), and minutes of the meetings of the board of Company or any of its Subsidiaries which are sent or made available to its (or their) directors, as such, and copies of all reports, proxy statements, and financial statements that Company or any of its Subsidiaries sends or makes available to its shareholders;

                 (e)   notice, as soon as possible and, in any event, within five (5) calendar days after Company has knowledge, of: (i) the occurrence of any Event of Default or any Unmatured Event of Default; or (ii) any default or event of default as defined in any evidence of Debt of Company or any of its Subsidiaries or under any agreement, indenture, or other instrument under which such Debt has been issued or incurred, irrespective of whether such Debt is accelerated or such default waived. In either event, Company shall also supply Purchaser with a statement from Company’s chief financial officer setting forth the details thereof and the action which Company proposes to take with respect thereto;

                 (f)   as soon as available, any written report pertaining to material items in respect of Company’s internal control matters submitted to Company by its independent accountants in connection with each annual or interim special audit of the financial condition of Company or its Subsidiaries;

                 (g)   promptly, upon their becoming available, copies of any orders in any proceedings to which Company or any of its Subsidiaries is a party, issued by any Governmental Agency having jurisdiction over Company or any of its Subsidiaries;

                 (h)   promptly upon becoming aware of any Person’s overtly seeking to obtain or overtly threatening to seek to obtain a decree or order for relief with respect to Company or any of its Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, a written notice thereof specifying what action Company or such Subsidiary is taking or proposes to take with respect thereto;

                 (i)   promptly, copies of all amendments to the certificate or articles of incorporation or bylaws of Company or any of its Subsidiaries;

                 (j)   prompt notice of all legal or arbitral proceedings, and all proceedings by or before any governmental or regulatory authority or agency, affecting Company or any of its Subsidiaries, which, if adversely determined, could reasonably be expected to have a material adverse effect on the business, operations, Assets, prospects, or condition (financial or otherwise) of Company and its Subsidiaries, taken as a whole, or on the timely payment of the principal of or interest on the Note or the enforceability of this Agreement, the Ancillary Documents, or the Note, or the rights and remedies of Purchaser hereunder (unless in each case Company has made a determination that there is no significant likelihood of such proceedings being adversely determined in a material amount);

                 (k)   promptly, and in any event within thirty (30) calendar days after the receipt thereof, a copy of any notice, summons, citation, directive, letter, or other form of communication from the EPA, or any other Governmental Agency, in any way concerning any action or omission on the part of Company or any of its Subsidiaries in connection with Hazardous Waste or Hazardous Substances, or concerning the filing of a Lien upon, against, or in connection with Company, its Subsidiaries, or any of their Assets, in connection with § 9507 of the Code;

                 (l)   immediate notice of any Event of Loss in excess of $20,000 (as defined in the Bank Credit Agreement);

                 (m)   the documents required to be delivered to the Banks under Section 8.4(i) of the Bank Credit Agreement, at the same time they are delivered to the Banks; and

                 (n)   promptly, such other information and data with respect to Company or any of its Subsidiaries as from time to time may be reasonably requested by Purchaser.

ARTICLE VI

NEGATIVE COVENANTS OF COMPANY

           Company covenants and agrees that, until payment in full of the Note, it shall and shall cause its Subsidiaries to perform each and all of the following:

           6.1  Financial Covenants.

                 (a)   Leverage Ratio. The Company will not permit the Leverage Ratio at any time during any period set forth in the table below to exceed the ratio set forth opposite such period:

Period Effective Date through June 30, 1999 July 1, 1999 through June 30, 2000 July 1, 2000 through June 30, 2001 July 1, 2001 and thereafter	Ratio 6.875:1.00 6.250:1.00 5.625:1.00 5.0:1.00

                 (b)   Consolidated Adjusted Tangible Net Worth. Company will not permit Consolidated Adjusted Tangible Net Worth at any time to be less than the sum of (i) $32,000,000 plus (ii) fifty percent (50%) of positive Consolidated Net Income for each fiscal quarter ending after April 1, 1998 (with no deductions for any quarter in which there is a net loss).

                 (c)   Total Debt Service Coverage. The Company will not permit the ratio of (i) Consolidated Operating Cash Flow for any period of four consecutive fiscal quarters, as measured on the last day of each fiscal quarter (the “Computation Date”) to (ii) Consolidated Total Debt Service for the period of four consecutive fiscal quarters ending on the Computation Date (the “Debt Coverage Ratio”), to be less than 1.00:1.00

                 (d)   Interest Coverage. The Company will not permit the ratio of (a) Earnings Before Interest and Taxes to (b) Consolidated Total Interest Expense for any period of four consecutive fiscal quarters ending during any period described in the table set forth below measured on each Computation Date, to be less than the ratio set forth opposite such period in such table:

Period Effective Date through December 31, 1999 January 1, 2000 through September 30, 2001 October 1, 2001 and thereafter	Ratio 1.00:1.00 1.20:1.00 1.40:1.00

           6.2  Restriction on Fundamental Changes. Company shall not consolidate with or merge with or into any other person, or convey, transfer, or lease its properties and assets substantially as an entirety to any Person, unless: (i) either (A) Company shall be the continuing corporation, or (B) the Person (if other than Company) formed by such consolidation or into which Company is merged or which acquires by conveyance, transfer, or lease the properties and assets of Company substantially as an entirety (1) shall be a corporation, partnership, or trust organized and validly existing under the laws of the United States or any state thereof, or the District of Columbia, and (2) shall expressly assume the due and punctual payment of the principal of, premium, if any, and interest on the Note, and the performance and the observances of each of the covenants of this Agreement, on the part of Company to be performed or observed; (ii) immediately after giving effect to such transaction (treating any Debt not previously an obligation of Company or a Subsidiary of Company which becomes an obligation of Company or a Subsidiary of the Company in connection with or as a result of such transaction as having being incurred at the time of such transaction), no Event of Default or Unmatured Event of Default shall have occurred and be continuing; and (iii) immediately after giving effect to such transaction, on a pro forma basis, the Consolidated Tangible Net Worth of Company (in the case of clause (A) of subsection (i) above) or such Person (in the case of clause (B) of subsection (i) above) shall not be less than the Consolidated Tangible Net Worth of Company immediately prior to such transaction, except that:

                 (a)   This Section 6.2 shall not prohibit the Company and its Subsidiaries from selling Assets in the ordinary and usual course of business or by involuntary sale and selling or disposing of Assets of de minimis value; and

                 (b)   Wholly-owned Subsidiaries of Company may be merged or consolidated with each other or with Company so long as, in the latter case, Company is the surviving corporation.

           6.3  Investments. Company shall not and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, except:

                 (a)   Company and each of its Subsidiaries may make and own Investments in:

                      (i)   marketable direct obligations issued or unconditionally guaranteed by the government of Japan or the United States of America or issued by any agency thereof and backed by the full faith and credit of Japan or the United States of America, in each case maturing within one (1) year from the date of acquisition thereof;

                      (ii)   marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one (1) year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc.;

                      (iii)   commercial paper maturing no more than one (1) year from the date of creation thereof and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc;

                      (iv)   certificates of deposit, repurchase agreements, or bankers’ acceptances maturing within one (1) year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia which has combined capital and surplus of not less than One Billion Dollars ($1,000,000,000); and

                      (v)   money market funds organized under the laws of the United States of America or any state thereof that invest solely in any of the Investments permitted under clauses (i), (ii), (iii), and (iv) of this subsection (a).

                 (b)   Company and each of its Subsidiaries may maintain any Investment extant on the date hereof, which Investments are set forth in the Disclosure Statement;

                 (c)   Company and each of its Subsidiaries may, in the ordinary and usual course of business consistent with past practices, maintain Investments constituting commercial demand deposit accounts;

                 (d)    Company may maintain Investments in its Subsidiaries existing as of the date hereof; and

                 (e)   Company may make Investments consisting of advances by the Company to employees pursuant to the Loan Program provided that the aggregate amount of such Investments shall not exceed, at any time, $2,000,000 plus the amount of interest on any such loans added to principal.

           6.4  Conduct of Business. Company shall not and shall not permit any of its Subsidiaries to engage in any business other than the lines of businesses in which they, taken as a whole, are engaged as of the Closing Date, the business contemplated under the Stock Purchase Agreement and related documents or any businesses or activities substantially similar or related thereto.

           6.5  Partnerships. Except as set forth in the Disclosure Statement, and except to the extent permitted by Section 6.3 hereof, Company shall not and shall not permit any of its Subsidiaries to become a general or limited partner in any partnership or a joint venturer in any joint venture.

          6.6  Margin Regulation. No portion of the proceeds from the sale of the Note shall be used by Company in any manner which might cause the sale of the Note, the application of such proceeds, or the transactions contemplated by this Agreement to violate Regulations G, T, U, or X of the Federal Reserve Board or any other regulation of such board or to violate the Exchange Act.

           6.7  Shareholders’ Agreement. Company shall not and shall not permit any of its Subsidiaries to violate any provision of the Shareholders’ Agreement among Company, Purchaser, and Hiromitsu Ogawa.

ARTICLE VII

EVENTS OF DEFAULT

           7.1  Events of Default. The occurrence of any one or more of the following events, acts, or occurrences shall constitute an event of default (“Event of Default”) hereunder:

                (a)    Failure to Make Payments When Due.

                      (i)    Company shall fail to pay any amount owing hereunder or under the Note with respect to the principal of the Note when such amount is due, whether at stated maturity, as a result of a mandatory repayment requirement, by acceleration, by notice of prepayment, or otherwise, and such failure shall continue for a period of seven (7) days after written notice thereof; or

                      (ii)    Company shall fail to pay when due any amount owing hereunder or under the Note with respect to interest or with respect to any other amounts other than principal (including fees, costs, and expenses) payable in connection herewith, and such failure shall continue for a period of seven (7) days after written notice thereof; or

                (b)    Breach of Certain Covenants.

                     (i)    Company shall fail to perform or comply fully with any covenant, term, or condition contained in Article VI (other than Section 6.4); or

                      (ii)    Company shall fail to perform or comply fully with any covenant, term, or condition contained in this Agreement or any of the Ancillary Documents and such failure shall not have been remedied or waived within twenty (20) calendar days after receipt of notice from any Noteholder of such failure; provided, however, that this clause (ii) shall not apply to the covenants, terms or conditions referred to in clauses (a), (c), and (d) of this Section 7.1 or subpart (i) of this clause (b); or

                (c)    Default in Other Agreements.

                     (i)    Company or any of its Subsidiaries shall default (as principle, guarantor, or other surety) in the payment of any principal when due (subject to any applicable notice or grace period), whether at stated maturity or otherwise, of any monetary obligation with respect to (howsoever designated) any Debt having an aggregate principal amount in excess of $1,000,000, whether such Debt now exists or shall hereafter be created, including but not limited to any such default under the Bank Credit Agreement; or

                     (ii)    An event of default as defined in any mortgage, indenture, or any agreement, document, or instrument evidencing any Interest Rate Protection Obligation of, or instrument under which there may be issued, or by which there may be secured or evidenced, any Debt of, or Debt guaranteed by, Company or any of its Subsidiaries, in each case, in excess of $1,000,000, whether such Debt now exists or shall hereafter be created, including but not limited to an Event of Default as defined in the Bank Credit Agreement (but excluding Events of Default based on Section 10 of the Bank Credit Agreement and not resulting in acceleration), shall occur, as a result of which the holder or holders thereof or of any obligations issued thereunder accelerate the maturity thereof; or

                 (d)    Breach of Representation or Warranty. Any financial statement, representation, warranty, or certification made or furnished by Company under this Agreement or in any statement, document, letter, or other writing or instrument furnished or delivered by or on behalf of Company to any Purchaser pursuant to or in connection with this Agreement or as an inducement to Purchaser to enter into this Agreement shall, at any time, prove to have been materially false, incorrect, or incomplete in any material respect when made, effective, or reaffirmed, as the case may be; or

                (e)    Involuntary Bankruptcy.

                     (i)    If an involuntary case seeking the liquidation or reorganization of Company under Chapter 7 or Chapter 11, respectively, of the Bankruptcy Code or any similar proceeding shall be commenced against Company under any other applicable law and any of the following events occur: (1) Company consents to the institution of the involuntary case or similar proceeding; (2) the petition commencing the involuntary case or similar proceeding is not timely controverted; (3) the petition commencing the involuntary case or similar proceeding is not dismissed within sixty (60) calendar days of the date of the filing thereof; (4) an interim trustee is appointed to take possession of all or a substantial portion of the Assets or to operate all or any substantial portion of the businesses of Company; or (5) an order for relief shall have been issued or entered therein; or

                      (ii)    A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, custodian, trustee, or other officer having similar powers over Company to take possession of all or a substantial portion of the Assets of, or to operate all or a substantial portion of the businesses of, Company shall have been entered and, within sixty (60) calendar days from the date of entry, is not vacated, discharged, or bonded against, or any similar relief shall be granted against Company under any applicable federal or state law and, within sixty (60) calendar days from the date of entry, is not vacated, discharged, or bonded against; or

                (f)    Voluntary Bankruptcy. Company shall institute a voluntary case seeking liquidation or reorganization under Chapter 7 or Chapter 11, respectively, of the Bankruptcy Code; or Company shall file a petition, answer, or complaint or shall otherwise institute any similar proceeding under any other applicable law, or shall consent thereto; or Company shall consent to the conversion of an involuntary case to a voluntary case; or Company shall consent or acquiesce to the appointment of a receiver, liquidator, sequestrator, custodian, trustee, or other officer with similar powers to take possession of all or a substantial portion of the Assets of, or to operate all or a substantial portion of, the businesses of Company; or Company shall generally fail to pay debts as such debts become due or shall admit in writing its inability to pay its debts generally; or Company shall make a general assignment for the benefit of creditors; or the board of directors of Company (or any committee thereof) adopts any resolution or otherwise authorizes, in writing, action to approve any of the foregoing; or

                 (g)    Judgments and Attachments.

                     (i)    Company or any of its Subsidiaries shall suffer any money judgment, writ, or warrants of attachment, or similar process involving payment of money, in an aggregate amount in excess of One Million Dollars ($1,000,000) and such judgment, writ, warrant, or similar process shall remain undischarged in accordance with its terms and the enforcement thereof shall be unstayed and either: (1) an enforcement proceeding shall have been commenced and be pending by any creditor thereupon; or (2) there shall have been a period of thirty (30) consecutive calendar days during which stays of such judgment, writ, warrant, or similar process, by reason of pending appeals or otherwise, were not in effect; or

                     (ii)    A judgment creditor shall obtain possession of any of the Assets of Company or its Subsidiaries, which Assets constitute a material portion of the Assets of Company and its Subsidiaries, taken as a whole, by any means, including levy, distraint, replevin, or self-help;

                (h)    Dissolution. Any order, judgment, or decree shall be entered decreeing the dissolution of Company and such order shall remain undischarged or unstayed for a period in excess of thirty (30) calendar days; or

          7.2 Acceleration of Maturity; Rescission and Annulment. The following provisions of this Section 7.2 are subject to the terms of the Subordination and Intercreditor Agreement.

                (a)    Acceleration of Maturity.

                     (i)    If an Event of Default (other than an Event of Default specified in Sections 7.1(e) or 7.1(f)) occurs and is continuing, then and in every such case Required Noteholders may declare the aggregate outstanding principal amount of the Note to be due and payable immediately, by a notice in writing to Company and, if the Bank Credit Agreement is in effect, to the Representative of the Senior Debt. Upon any such declaration, such aggregate outstanding principal amount shall become due and payable: (A) if the Bank Credit Agreement is not in effect or if the declaration is based on an Event of Default under Section 7.1(a) or (b), immediately; or (B) in other cases, upon the first to occur of:

                           (1)    an acceleration under the Bank Credit Agreement (written notice of which Company shall give to Purchaser immediately upon the occurrence thereof);

                           (2)    termination or expiration of a Remedy Blockage Period (as defined in the Subordination and Intercreditor Agreement) then in effect, if any; or

                           (3)    if no such Remedy Blockage Period is in effect, the fifteenth (15th) day or, solely with respect to an Event of Default arising under Section 7.1(b)(i), the forty-fifth (45th) day, as applicable, after receipt by Company and by the Representative of the Senior Debt of such written notice given hereunder;

unless (in the absence of an acceleration under the Bank Credit Agreement), on or prior to such fifteenth (15th) day, forty-fifth (45th) day or last day of such Remedy Blockage Period, as applicable, Company shall have discharged or paid in full the Debt, if any, that is the subject of such Event of Default or otherwise cured the default relating to such Event of Default and shall have given written notice of such discharge, payment, or cure to Purchaser (which notice, in the case of an Event of Default specified in Sections 7.1(c) or 7.1(g), shall be countersigned by the holders of the Debt that is the subject of such Event of Default or by a Representative for such holders).

                     (ii)    If an Event of Default specified in Sections 7.1(e) or 7.1(f) occurs and is continuing, then the aggregate outstanding principal amount of the Note shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Noteholders.

                (b)    Rescission and Annulment.

                     (i)    At any time after such declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained by the Noteholders, the Required Noteholders, by written notice to Company, may rescind and annul such declaration and its consequences if:

                     (A)    Company has paid or deposited with the Noteholders, in Dollars, a sum sufficient to pay:

                           (1)    all overdue interest on the Note;

                           (2)    the principal of (and premium, if any, on) the Note which have become due other than by such declaration of acceleration and interest thereon at the rate set forth in the Note;

                           (3)    to the extent that payment of such interest is lawful, interest upon overdue interest at the rate set forth in the Note;

                           (4)    any other amount which has become due hereunder, under the Note or any Ancillary Documents other than by such declaration of acceleration and interest applicable thereon; and

                           (5)    all sums paid or advanced by each such Noteholder and the reasonable compensation, expenses, disbursements and advances of each such Noteholder, its agents, and counsel; and

                      (B)    all Events of Default, other than the non-payment of principal of the Note which have become due solely by such declaration of acceleration, have been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereon.

                      (ii)    Notwithstanding the preceding paragraph, in the event of a declaration of acceleration in respect of the Note because an Event of Default specified in Section 7.1(c) or 7.1(g) shall have occurred and be continuing, such declaration of acceleration shall be automatically annulled if the Debt that is the subject of such Event of Default has been discharged or paid in full or if the holders thereof have rescinded their declaration of acceleration in respect of such Debt or have rescinded their notification to sell or dispose of the Assets of Company or its Subsidiaries, as applicable, and written notice of such discharge, payment, or rescission, as the case may be, shall have been given to each of the Noteholders by Company and by the holders of such Debt or by a Representative for such holders within thirty (30) calendar days after such declaration of acceleration in respect of the Note and prior to the sale or other disposition of any Assets of Company or its Subsidiaries and no other Event of Default has occurred during such thirty (30) calendar day period which has not been cured or waived during such period.

                 (c)    Effectiveness of Bank Credit Agreement. Upon a determination by Company that the Bank Credit Agreement is no longer in effect, Company shall promptly give each Noteholder written notice thereof, which notice shall be countersigned by all of the holders of, or the Representative of, the Senior Debt. Unless and until each Noteholder shall have received such written notice with respect to the Bank Credit Agreement, each Noteholder shall be entitled in all respect to assume that the Bank Credit Agreement is in effect (unless each Noteholder shall have actual knowledge to the contrary).

           7.3  Suits for Enforcement. The following provisions of this Section 7.3 are subject to the terms of the Subordination and Intercreditor Agreement. At any time during the existence of an Event of Default under this Agreement, the Noteholders may proceed to protect and enforce their rights, either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, condition, or agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement, or proceed to enforce the payment of the Note or to enforce any other legal or equitable right of the Noteholders. All payments received by any Noteholder shall be applied, subject to the provisions of Article VIII, as follows: first, to all costs and expenses (including reasonable attorneys’ fees) incurred by the Noteholders in enforcing any Debt of Company hereunder or in collecting any payments due hereunder, under the Note or under any Ancillary Document; second, to accrued and unpaid interest on the Note; third, to the principal amount of the Note outstanding; and fourth, to any other Debt of Company owing to the Noteholders.

           7.4  Modifications or Waivers Under Bank Credit Agreement. In the event that Company shall seek a modification, amendment, restatement, supplement, or waiver of the Bank Credit Agreement or any other material agreement for the borrowing of money from, or the extension of credit by, any institutional lender to which Company may be a party, Company shall, simultaneously therewith, notify the Noteholders thereof and consult with the Noteholders with respect thereto. Company shall have no obligation to obtain the consent of the Noteholders to any such modification, amendment, restatement, supplement or waiver except as may be required by the terms of the Subordination and Intercreditor Agreement.

ARTICLE VIII

SUBORDINATION

           The rights of the Noteholders under this Agreement are subordinate in accordance with and subject to the terms of the Subordination and Intercreditor Agreement.

ARTICLE IX

PURCHASER’S REPRESENTATIONS

           9.1  Investment Representation. Purchaser hereby represents that it is acquiring the Note for its own account and not with a view to the public distribution or sale of same; provided, however, that, subject to Section 11.8, the disposition of Purchaser’s Note shall at all times be within its exclusive control. Purchaser further represents that it is acquiring the Note with its general Assets and not with the Assets of any separate account in which any employee benefit plan has any interest. As used in this Section, the terms “separate account” and “employee benefit plan” shall have the respective meanings assigned to them in ERISA.

           9.2  Participation in the Note. Purchaser shall have the right at any time to furnish one or more purchasers or potential purchasers of all or any portion of such Purchaser’s Note, or of a participation interest therein, with any and all information concerning Company or its Subsidiaries, which has been supplied by Company to Purchaser, if such purchaser or potential purchaser shall have agreed, in writing, to keep confidential any of such information which Company reasonably claims, in writing, to be confidential, other than: (a) information previously filed with any Governmental Agency and available to the public; (b) information previously published in any public medium, from a source other than, directly or indirectly, that Purchaser; and (c) information previously disclosed by Company to any Person not associated with Company without a confidentiality agreement substantially similar to the terms of this Section 9.2. Nothing in this Section 9.2 shall be construed to create or give rise to any fiduciary duty on the part of Purchaser to Company.

ARTICLE X

EXPENSES AND INDEMNITIES

           10.1  Expenses. If the transactions contemplated hereby shall be consummated, Company hereby agrees to pay on demand: (a) the reasonable out-of-pocket costs and expenses of Purchaser incurred in connection with the negotiation, preparation, and execution of this Agreement, the Note, the Ancillary Documents, and all other agreements, instruments and documents contemplated hereby and thereby, and any amendments, modifications, restatements, consents, or waivers hereto or thereto; (b) the cost of delivering the Note to Purchaser pursuant to the provisions of this Agreement; (c) the reasonable fees, expenses, and disbursements of counsel and consultants to Purchaser in connection with the negotiation, preparation, reproduction, execution, and delivery of this Agreement, the Note, the Ancillary Documents and all other agreements, instruments, and documents contemplated hereby and thereby, and any amendments, modifications, restatements, or waivers hereto or thereto; (d) filing, recording, publication, search, and title fees paid or incurred by or on behalf of Purchaser in connection with the transactions contemplated by, and the administration of, this Agreement, the Note, and the Ancillary Documents; (e) the reasonable out-of-pocket costs and expenses (including reasonable attorneys fees and expenses) incurred by Purchaser to correct any default or to enforce any provision of this Agreement, the Note, or any of the Ancillary Documents, or any other document or instrument contemplated hereby or thereby; and (f) the reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Purchaser in connection with any bankruptcy or other insolvency proceeding, reorganization, workout, composition, or other creditor arrangement of Company or any of Company’s Subsidiaries; provided, however, that the fees, costs and expenses to be paid in connection with clauses (a) through (d) hereof shall not exceed $30,000.00.

           10.2  Indemnity. In addition to the payment of expenses pursuant to Section 10.1, and irrespective of whether the transactions contemplated hereby shall be consummated, Company hereby agrees to indemnify, exonerate, pay, and hold harmless Purchaser, and any Noteholder, and the officers, directors, employees, and agents of and counsel to Purchaser or such Noteholders (collectively, the “Indemnitees” and individually, the “Indemnitee”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, causes of action, judgments, suits, claims, costs, expenses, of any kind or nature whatsoever, including the reasonable fees and expenses of counsel to Indemnitees, in connection with any actual or threatened investigative, administrative, or judicial proceeding (irrespective of whether such Indemnitee shall be designated a party thereto) which may be imposed on, incurred by, or asserted against such Indemnitee by any other Person (other than Purchaser), in any manner relating to or arising out of this Agreement, the use or intended use of the proceeds of the sale of the Note, or the consummation of the transactions contemplated by this Agreement (the “Indemnified Liabilities”); provided, however, that Company’s obligations to indemnify shall not extend to any losses, damages, liabilities, actions, or claims arising as a result of the gross negligence, willful misconduct, or unlawful conduct of an Indemnitee. Each Indemnitee shall promptly notify Company of each event of which it has knowledge which may give rise to a claim under the indemnification provisions of this Section 10.2. If any investigative, judicial, or administrative proceeding arising from any of the foregoing is brought against any Indemnitee, Company will resist and defend such action, suit, or proceeding or cause the same to be resisted and defended by counsel designated by Company (which counsel shall be reasonably satisfactory to such Indemnitee). Such Indemnitee will use its best efforts to, cooperate in the defense of any such action, suit, or proceeding. To the extent that the undertaking to indemnify, pay, and hold harmless set forth in this Section 10.2 may be unenforceable because it is violative of any law or public policy, Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The obligations of Company under this Section 10.2 shall survive the termination of this Agreement and the discharge of Company’s other obligations hereunder.

ARTICLE XI

MISCELLANEOUS

           11.1  Waivers; Modifications in Writing. No failure or delay on the part of Purchaser or any Noteholder in exercising any right, power, privilege, or remedy under this Agreement, the Note or any of the Ancillary Documents shall impair or operate as a waiver thereof nor shall any single or partial exercise of any such right, power, privilege, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, privilege, or remedy. The waiver of any such right, power, privilege, or remedy with respect to particular facts and circumstances shall not be deemed to be a waiver with respect to other facts and circumstances. The remedies provided for under this Agreement, the Note, or the Ancillary Documents are cumulative and are not exclusive of any remedies that may be available to the Noteholders at law, in equity, or otherwise. No amendment, modification, restatement, supplement, termination, consent, or waiver of, or consent to any departure from, any provision of this Agreement, the Note, or the Ancillary Documents shall be effective unless the same shall be in writing and signed by or on behalf of the Required Noteholders. Any amendment, modification, restatement, supplement, termination, waiver, or consent effected in accordance with this Section 11.1 shall be binding upon Purchaser, the holder at any time of the Note, and Company to the extent that such Person or Persons have executed and delivered same.

           Any waiver of any provision of this Agreement, the Note, or the Ancillary Documents, and any consent to any departure by Company from the terms of any provisions of this Agreement, the Note, or the Ancillary Documents shall be effective only in the specific instance and for the specific purpose for which given. In any event, no notice to, or demand on, Company shall entitle Company to any other or further notice or demand in similar or other circumstances. The provisions of this Section 11.1 are solely for the benefit of Purchaser, the Noteholders and their successors and assigns and are not intended to benefit Company, its Subsidiaries, their Affiliates, their successors and assigns, or any other Person.

           11.2  Changes in Accounting Principles. (a) If any changes in accounting principles from those used in the preparation of the financial statements referred to in this Agreement are hereafter occasioned by the promulgation of rules, regulations, pronouncements, or opinions of, or required by, the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions), or there shall occur any change in Company’s or any of its Subsidiaries’ fiscal or tax years and, as a result of any such changes, there shall result a change in the method of calculating any of the financial covenants, negative covenants, standards, or other terms or conditions found in this Agreement, or (b) if Company, for reasonable business purposes, shall desire to change such accounting principles or the application thereof (which change shall be consistent with accounting principles then in effect pursuant to rules, regulations, pronouncements, or opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants) and such desired change would result in a change in the method of calculating any of the financial covenants, negative covenants, or other terms and conditions found in this Agreement, then the Noteholders and Company agree to enter into negotiations in order to amend such provisions and the definition of “GAAP” set forth in Section 1.1 so as to equitably reflect such changes with the desired result that the criteria for evaluating the financial condition and performance of Company and its Subsidiaries shall be the same after such changes as if such changes had not been made.

           11.3  Confirmation. Company and the Noteholders hereby agree that, upon written request received from time to time by Company from any Noteholder or by any Noteholder from Company, each will confirm to the other, in writing, the aggregate unpaid principal amount then outstanding under the Note. Each Noteholder hereby agrees, upon written request received by it from time to time from Company, to make any Note held by it (including the schedule attached thereto) available for reasonable inspection by Company at the office of such Noteholder during such Noteholder’s regular business hours.

           11.4  Notices. All notices, demands, instructions, and other communications required or permitted to be given to, or made upon, any party hereto shall be in writing and (except for financial statements and other related informational documents to be furnished pursuant hereto which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by prepaid telex, TWX, telefacsimile and shall be deemed to be given for purposes of this Agreement on the day that such writing is received by the Person to whom it is to be sent pursuant to the provisions of this Agreement. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 11.4, notices, demands, instructions, and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective telex, TWX, or telefacsimile numbers) indicated below their signatures hereto.

           11.5  Transfers of Note. Purchaser agrees that it will not transfer the Note to a competitor of the Company or an affiliate of any competitor of the Company, without the written consent of the Company. Subject to the foregoing sentence in the event that Purchaser shall transfer the Note, it shall promptly advise Company of such transfer; provided, however, that Company shall be entitled conclusively to assume that no transfer of the Note has been made by any holder unless and until Company shall have received written notice to the contrary. Each transferee of the Note shall take such Note subject to the provisions of this Agreement and to any request made, waiver, or consent given, or other action taken under this Agreement and the Ancillary Documents prior to the receipt by Company of written notice of such transfer and, except as expressly otherwise provided in such notice, Company shall be entitled conclusively to assume that the transferee named in such notice shall thereafter be vested with all of the rights and powers of the payee of such Note arising under this Agreement, such Note, the Ancillary Documents, and the other agreements referred to herein. The foregoing is not meant to abrogate or modify, and is subject to, the provisions of Section 11.8. Notwithstanding anything in this Agreement to the contrary, no transfer of the Note or any interest in the Note shall be made except as permitted under the Subordination and Intercreditor Agreement.

           11.6  Headings, Date. Article and section headings used in this Agreement and the table of contents preceding this Agreement are for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or affect the construction of this Agreement. The date of this Agreement is for reference purposes only, and is not necessarily the date it was entered into.

           11.7  Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

           11.8  Assignment and Participation.

                (a)    Subject to the limitations set forth in the Subordination and Intercreditor Agreement, Purchaser may make one or more assignments of its interests in the Note to one or more assignees. Each such assignee shall become a party to this Agreement upon: (i) the execution of an amendment to this Agreement or the execution of a supplemental assignment and acceptance agreement with the Purchaser and the assignee; and (ii) the notification of Company by the assigning Purchaser of the identity of the assignee, the amount of the Note assigned and the effective date of the assignment.

                (b)    Subject to the limitations of the Subordination and Intercreditor Agreement, Purchaser may grant one or more participations in its interest in the Note; provided, however, that: (i) Purchaser shall not grant a participation in the Note to a competitor of the Company or an affiliate of any competitor of the Company, without the written consent of the Company; (ii) any such grant of a participation will be made in compliance with all applicable state or federal laws, rules, and regulations; (iii) Purchaser shall not grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement, the Ancillary Documents, or the Note, except to the extent such amendment or waiver would: (1) extend the due date for payment of any amount respecting the Note in which such participant is participating; (2) reduce the interest rate or the amount of principal or fees applicable to the Note in which such participant is participating. In the case of any participation, the participant shall not have any rights under this Agreement or any of the other documents entered into in connection herewith (the participant’s rights against such Purchaser in respect of such participation to be those set forth in the participation or other agreement executed by Purchaser and the participant relating thereto) and all Amounts payable to Purchaser hereunder shall be determined as if such Purchaser had not sold such participation.

           11.9  Governing Law. THIS AGREEMENT, THE NOTE, AND THE ANCILLARY DOCUMENTS SHALL BE DEEMED TO HAVE BEEN MADE IN NEW YORK AND THE VALIDITY OF THIS AGREEMENT, THE NOTE, AND THE ANCILLARY DOCUMENTS, AND THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT THEREOF, AND THE RIGHTS OF THE PARTIES THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

           11.10  Severability of Provisions. Any provision of this Agreement, the Note, or the Ancillary Documents which is illegal, invalid, prohibited, or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity, prohibition, or unenforceability without invalidating or impairing the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

           11.11  Survival of Agreements, Representations, and Warranties. All agreements, representations, and warranties made herein shall survive the execution and delivery of this Agreement, the execution and delivery of the Note and the Ancillary Documents, and the purchase of the Note.

           11.12  Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, any Noteholder is hereby authorized by Company at any time or from time to time, upon the occurrence and during the continuation of any Event of Default, without notice to Company or to any other Person, any such notice being hereby expressly waived to the extent it may lawfully be so waived, subject to the terms of the Subordination and Intercreditor Agreement to set off or to apply, any and all obligations of any kind at any time owing by such Noteholder to or for the credit or the account of Company, against and on account of the Debt of Company to such Noteholder under this Agreement and the Note, including all claims of any nature or description arising out of or connected with this Agreement, the Note, or the Ancillary Documents, and irrespective of whether such Noteholder shall have made any demand under this Agreement.

           11.13  Independence of Covenants. All covenants under this Agreement shall be given independent effect so that if a particular action or condition is not permitted by any one covenant, the fact that it would be permitted by another covenant, by an exception thereto, or would otherwise be within the limitations thereof, shall not avoid the occurrence of an Event of Default or Unmatured Event of Default if such action is taken or condition exists.

           11.14  Complete Agreement. This Agreement, together with the exhibits hereto, the Disclosure Statement, the Note, the Subordination and Intercreditor Agreement, and the Ancillary Documents, is intended by the parties hereto as a final expression of their agreement and is intended as a complete statement of the terms and conditions of their agreement with respect to the subject matter of this Agreement.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered.

CONTAINER APPLICATIONS
INTERNATIONAL, INC.,
a Nevada corporation

By:
          Name: Hiromitsu Ogawa
          Title: Chairman

Address:   3 Embarcadero Center
                 Suite 1850
                 San Francisco, California 94111-3834
                 Telefacsimile: (415) 788-3430

INTERPOOL, INC.
a Delaware corporation

By:
          Name:
          Title:

Address:   633 Third Avenue
                 17th Floor
                 New York, New York 10017
                 Telefacsimile: (212) 687-8403

Designated bank accounts
(See Section 2.3(a)):

Account No. 14159-40082
CoreStates Bank, N.A.
Philadelphia, PA
ABA # 031 000 011
Acct. Name: Interpool Inc. Seg 3

EXHIBIT A

           IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY, OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER’S RULES.

SUBORDINATED SECURED NOTE

$________________	____________, 1998

FOR VALUE RECEIVED, the undersigned, CONTAINER APPLICATIONS INTERNATIONAL, INC., a Nevada corporation (the “Company”), hereby promises to pay to the order of INTERPOOL, INC., a Delaware corporation (the “Purchaser”), at the office of Purchaser at ________________ the principal sum of ___________ Dollars ($________), in lawful money of the United States of America and in immediately available funds, in the amounts and at the times provided by the Note Purchase Agreement hereinafter referred to, and to pay interest on the unpaid principal amount from time to time outstanding on this Note, at such office, in like money and funds, at the applicable rates and on the dates provided in the Note Purchase Agreement.

          This Note is given under the Note Purchase Agreement, dated April __, 1998, between the Company and Purchaser (the “Note Purchase Agreement”), and evidences the loan made by Purchaser thereunder. Capitalized terms used in this Note have the respective meanings assigned to them in the Note Purchase Agreement. This Note (or the original Note exchanged, directly or indirectly, for this Note or the original Note which this Note, directly or indirectly, replaced) was issued on the Funding Date.

          Reference is made to the Note Purchase Agreement for provisions for mandatory and optional prepayments of the principal of this Note and for the acceleration of the maturity of this Note upon the occurrence of certain Events of Default specified therein, and to the effect that the rate of interest which may be charged or collected by Purchaser under the Note Purchase Agreement and this Note shall not exceed the maximum rate permitted by applicable law.

          This Note is secured by, among other things, a Security Agreement dated as of April __, 1998, between the Company and Purchaser, as amended from time to time.

          This Note is subordinated, to the extent and in the manner set forth in that certain Subordination and Intercreditor Agreement dated as of _____________, 1998, as amended from time to time, and described in Article VIII of the Note Purchase Agreement, to the “Senior Debt,” as that term is defined in the Note Purchase Agreement.

          The amount and date of the loan made by Purchaser and all repayments of the principal thereof shall be recorded by Purchaser in its records and, prior to any transfer of this Note, endorsed by Purchaser on the reverse of this Note or on a schedule attached to this Note or any continuation thereof; provided that any failure by Purchaser to make any such endorsement shall not affect the obligations of the Company under the Note Purchase Agreement and this Note.

          Except as otherwise expressly provided in the Note Purchase Agreement, the Company waives notice, presentment, demand, protest and any other notice or formality of any kind with respect to this Note. This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

CONTAINER APPLICATIONS INTERNATIONAL, INC. a Nevada corporation By: Title:

NOTICE: Payment of principal and interest on the above note has been subordinated to prior payment in full of the Senior Debt, as defined in the attached Subordination and Intercreditor Agreement (the “Agreement”), in the manner and to the extent set forth in the Agreement. A copy of the Agreement is attached to this note for reference.

Principal Schedule

Date

Principal Added

Principal Paid

Principal Balance

Initials

EXHIBIT B

FORM OF PIK NOTE

EXHIBIT C

CERTIFICATE OF OFFICER OF
CONTAINER APPLICATIONS INTERNATIONAL, INC.

The undersigned hereby certifies:

           1.      The undersigned is the duly appointed and acting President of Container Applications International, Inc. a Nevada corporation (the “Company”). This certificate is delivered pursuant to Sections 3.1(b), 3.1(c), 3.1(d), 3.1(m), 3.1(n), and 3.1(q) of the Note Purchase Agreement dated as of April 30, 1998 between the Company and Interpool, Inc. (the “Note Purchase Agreement”). All terms defined in the Note Purchase Agreement are used herein as defined therein.

          2.      All representations and warranties of the Company set forth in Article IV of the Note Purchase Agreement are true and correct on and as of this date, as though made on and as of this date.

           3.      All representations and warranties of the Company in the Security Agreement are true and correct on and as of this date, as though made on and as of this date.

           4.      Attached hereto are calculations made by the Company based on the balance sheet provided to Interpool, Inc., pursuant to Section 3.1(n) of the Note Purchase Agreement by which the Company has determined that it is in compliance with the financial covenants contained in the Note Purchase Agreement which are applicable as of the Closing Date under the Note Purchase Agreement.

           5.      The undersigned is the duly appointed and acting President of Container Applications International, Inc., a Nevada corporation (the “Company”). This certificate is delivered pursuant to Section 3.1(c) of the Note Purchase Agreement dated as of April 30, 1998 between the Company and Interpool, Inc. (the “Note Purchase Agreement”). Terms defined in the Note Purchase Agreement are used herein as therein defined.

           6.      Proceeds from the sale of the Note under the Note Purchase Agreement will be used for the following purposes in the following amounts:

                (i)    $                                    to finance the acquisition of new marine containers;

               (ii)    $                                    to refinance containers already owned by the Company or leased by the Company on a direct finance lease basis.

               (iii)    $                                    to repay all of the oustanding indebtedness of the Company in favor of Mitsui.

Dated: April 30, 1998

CONTAINER APPLICATIONS INTERNATIONAL, INC. Name: Hiromitsu Ogawa Title: President

EXHIBIT D

LEGAL OPINION OF COMPANY COUNSEL

SCHEDULE 3.1(hh)

SCHEDULE 4.28

SCHEDULE 4.32